UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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The Chefs’ Warehouse, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Chefs’ Warehouse, Inc.
Notice Of Annual Meeting Of Stockholders
To Be Held On May 19, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Chefs’ Warehouse, Inc. (the “Company”), which will be held on Friday, May 19, 2017 at 10:00 a.m. We are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting through a virtual web conference at www.virtualshareholdermeeting.com/chef17.

We are holding the Annual Meeting for the following purposes:

1.
To elect Dominick Cerbone, John A. Couri, Joseph Cugine, John DeBenedetti, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas, and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017;

3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

4.	To approve the material terms of Section 162(m) performance goals as set forth in our 2011 Omnibus Equity Incentive Plan; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These matters are more fully described in the accompanying proxy statement. We are not aware of any other business to be transacted at the Annual Meeting.

Only stockholders of record on our books at the close of business on March 22, 2017 will be entitled to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices located at 100 East Ridge Road, Ridgefield, Connecticut 06877. If you would like to view the stockholder list, please call our General Counsel and Corporate Secretary, Alexandros Aldous, at (203) 894-1345, to schedule an appointment. The stockholder list will also be available on the Internet through the virtual web conference during the Annual Meeting.

In accordance with rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders over the Internet. On or about April 7, 2017, we mailed to all stockholders of record as of the close of business on March 22, 2017 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended December 30, 2016, and our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as instructions on how to vote. The April 7, 2017 notice also provides instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders.

You may vote your shares at the Annual Meeting via the Internet, by telephone or by completing, dating, signing and promptly returning a proxy card to us in the envelope provided, if you requested and received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these methods. We encourage you to vote in the method that suits you best so that your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,
/s/ Christopher Pappas
Christopher Pappas
April 7, 2017	Chairman of the Board

PLEASE VOTE. STOCKHOLDERS MAY VOTE VIRTUALLY AT THE ANNUAL MEETING OR BY INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON OR ABOUT APRIL 7, 2017 FOR INFORMATION ON HOW TO VOTE BY INTERNET, TELEPHONE OR MAIL.

THE CHEFS’ WAREHOUSE, INC.
100 East Ridge Road
Ridgefield, Connecticut 06877

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 19, 2017

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (which we sometimes refer to as the “Board” in this proxy statement) of The Chefs’ Warehouse, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 19, 2017 at 10:00 a.m. eastern daylight time on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef17, and at any adjournments or postponements of the Annual Meeting. The Board is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We will bear the cost of soliciting the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2017:

As outlined in the notice we mailed to you on or about April 7, 2017 (the “Notice of Proxy Availability”), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 30, 2016 are available on the Internet at www.proxyvote.com.

INFORMATION ABOUT THE MEETING
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on Wednesday, March 22, 2017 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on the Record Date, we had 26,275,936 shares of common stock outstanding and eligible to vote on each matter brought before the Annual Meeting. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended December 30, 2016 are being made available to stockholders of record on or about April 7, 2017. We are making these materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you without charge by mail. On or about April 7, 2017, we mailed to all stockholders of record, as of the Record Date, the Notice of Proxy Availability, which contains instructions on how to access these materials and vote their shares of our common stock.

We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, as filed with the Securities and Exchange Commission (the “SEC”), without exhibits. Please address all such requests to the attention of Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Exhibits will be provided upon written request to Mr. Aldous and payment of an appropriate processing fee.

Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

FOR the election of Dominick Cerbone, John A. Couri, Joseph Cugine, John DeBenedetti, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified (Proposal 1);

FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017 (Proposal 2);

FOR the non-binding, advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3); and

FOR the approval of Section 162(m) performance goals as set forth in our 2011 Omnibus Equity Incentive Plan (the “2011 Incentive Plan”) (Proposal 4).

If other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.

You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to our corporate secretary at 100 East Ridge Road, Ridgefield, Connecticut 06877. Attendance at the Annual Meeting through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the Annual Meeting. If you attend the Annual Meeting via the Internet and want to vote via the Internet, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name,” you will need to obtain a proxy form from the institution that holds your shares. Your most current proxy card or telephone or Internet proxy is the one that is counted.

If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your broker, bank or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposal 1 (election of ten nominees as directors), Proposal 3 (non-binding, advisory vote on executive compensation) and Proposal 4 (approval of Section 162(m) performance goals as set forth in our 2011 Incentive Plan) are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of BDO USA, LLP) is a discretionary, routine item, and your broker, bank or nominee may vote your shares in their discretion in the event that they do not receive voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1, 3, and 4 but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposals 1, 3 or 4.

In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will request brokerage houses, banks and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.

How to Vote
For Proposal 1 (election of ten nominees as directors), the ten candidates will be elected by a majority vote. Pursuant to our amended and restated bylaws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” The “majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” the nominee’s election, not including abstentions and broker non-votes. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. You may vote “FOR” or “AGAINST” each director, or “ABSTAIN” from voting for such director.

For Proposal 2 (ratification of the selection of BDO USA, LLP), Proposal 3 (non-binding, advisory vote on executive compensation) and Proposal 4 (approval of the material terms of Section 162(m) performance goals as set forth in our 2011 Incentive Plan), you may vote “FOR” or “AGAINST” each proposal or “ABSTAIN” from voting on the proposal.

Stockholders of Record: If you are a stockholder of record on the Record Date, there are four ways to vote:

●	by voting at the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/chef17;

●	by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

●	by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your proxy card; or

●
by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Proxy Availability.

If you plan to vote by telephone or Internet in advance of the Annual Meeting, your vote must be received by 11:59 p.m., eastern daylight time, on May 18, 2017 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/chef17.

Street Name Holders: If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the Annual Meeting, you must have your 12-digit control number from your Notice of Proxy Availability.

We provide Internet proxy voting to allow you to vote your shares online both before and during the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Quorum
Presence by attendance at the Annual Meeting virtually through the virtual web meeting or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum. Shares of common stock present by attendance at the Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Votes Required
Proposal 1 (election of ten nominees as directors) is an uncontested director election. Our bylaws require that each nominee be elected by an affirmative majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 1 is required to approve the election of each of the nominees for election as a director. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

With respect to Proposal 2 (ratification of the selection of BDO USA, LLP), Proposal 3 (non-binding, advisory vote on executive compensation) and Proposal 4 (approval of Section 162(m) performance goals as set forth in our 2011 Incentive Plan), the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal is necessary for approval. Abstentions will be equivalent to a vote against Proposals 2, 3 and 4. Broker non-votes will have no effect on the results of Proposals 1, 3 and 4 because they are not considered votes cast. However, regarding Proposal 2, the ratification of the appointment of our independent registered public accounting firm is considered a “routine” item and brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions before the date of the Annual Meeting.

Attending the Annual Meeting
We will be hosting the Annual Meeting on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef17. A summary of the information you need to attend the Annual Meeting online is provided below:

●	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/chef17.

●	Webcast starts at 10:00 a.m. eastern daylight time.

●	Please have your 12-digit control number to enter the Annual Meeting.

●	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet.

●	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

●	Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the Annual Meeting and the day of the Annual Meeting.

●
Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/chef17 until the sooner of May 20, 2018 or the date of the next annual meeting of stockholders to be held in 2018.

Householding
The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice of Proxy Availability and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the Annual Report or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table includes information regarding the amount of our common stock beneficially owned as of March 22, 2017 by (i) each of our directors, (ii) each of our executive officers named in “EXECUTIVE COMPENSATION—Summary Compensation Table—Fiscal Years 2014-2016,” (iii) all of our directors and current executive officers as a group, and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Ownership

Directors and Named Executive Officers:
Christopher Pappas(3)	3,253,100	12.4%
John Pappas(4)	2,085,115	7.9%
John DeBenedetti	—	—%
Dominick Cerbone	12,526	0.0%
John A. Couri	18,793	0.1%
Joseph Cugine	14,217	0.1%
Steven F. Goldstone	3,981	0.0%
Alan Guarino	23,202	0.1%
Stephen Hanson	53,793	0.2%
Katherine Oliver	5,504	0.0%
Alexandros Aldous	68,941	0.3%
John D. Austin	89,719	0.3%
Patricia Lecouras	54,636	0.2%
All directors and executive officers, as a group (13 persons)(5)	5,683,527	21.6%
Other Stockholders:
Kayne Anderson Rudnick Investment Management, LLC(6)	3,940,725	15.0%
Wasatch Advisors Inc.(7)	3,292,959	12.5%
Virtus Investment Advisers, Inc.(8)	1,762,734	6.7%
Baron Capital Group, Inc. and related persons(9)	1,500,000	5.7%
Legion Group(10)	1,559,263	5.9%

(1)
The address for each listed director and executive officer is c/o The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108. The address of Virtus Investment Advisors, Inc. is 100 Pearl Street, 9th Floor, Hartford, Connecticut, 06103. The address of Baron Capital Group, Inc. and related persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153. The address of Legion Group is 9401 Wilshire Blvd, Suite 705, Beverly Hills, California 90212.

(2)
The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after March 7, 2017 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.

(3)
Does not include 620,000 shares of our common stock held by an irrevocable trust for the benefit of Christopher Pappas' children. This trust has an independent trustee and is irrevocable, and pursuant to the terms of the trust agreement no part of the trust estate may ever revert to Mr. C. Pappas, be used for Mr. C. Pappas’ benefit or be distributed in the discharge of Mr. C. Pappas’ legal obligations. Mr. C. Pappas does have the power under the trust agreement acting in a nonfiduciary capacity to acquire any assets of the trust by substituting property of an equivalent value but has no current intention to do so. Mr. C. Pappas disclaims beneficial ownership of the shares of our common stock held in the trust to the extent that he would be deemed to beneficially own such shares.

(4)
Does not include 620,000 shares of our common stock held by irrevocable trusts for the benefit of John Pappas' children. Each of these trusts has an independent trustee and is irrevocable, and pursuant to the terms of each trust agreement no part of the trust estate may ever revert to Mr. J. Pappas, be used for Mr. J. Pappas' benefit or be distributed in the discharge of Mr. J. Pappas' legal obligations. Mr. J. Pappas does have the power under the trust agreements acting in a nonfiduciary capacity to acquire any assets of the trusts by substituting property of an equivalent value but has no current intention to do so. Mr. J. Pappas disclaims beneficial ownership of the shares of our common stock held in the trusts to the extent that he would be deemed to beneficially own such shares.

(5)	This group includes all of our current directors and executive officers.
(6)
Kayne Anderson Rudnick Investment Management, LLC has sole power to vote or to direct the vote of 2,177,991 shares, sole power to dispose or to direct the disposition of 2,177,991 shares, shared power to vote or direct the vote of 1,762,734 shares and shared power to dispose or direct the disposition of 1,762,734 shares. The foregoing information is based solely on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management, LLC with the SEC on February 9, 2017.

(7)
Wasatch Advisors, Inc. has sole power to vote or to direct the vote of 3,292,959 shares and sole power to dispose or to direct the disposition of 3,292,959 shares. The foregoing information is based solely on a Schedule 13G/A filed by Wasatch Advisors, Inc. with the SEC on February 14, 2017.

(8)
Virtus Investment Advisers, Inc. has shared power to vote or to direct the vote of 1,762,734 shares, and shared power to dispose or to direct the disposition of 1,762,734 shares. The foregoing information is based solely on a Schedule 13G filed by Virtus Investment Advisers, Inc. with the SEC on February 14, 2017.

(9)
BAMCO, Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. (“BCG”). Ronald Baron owns a controlling interest in BCG. Baron Small Cap Fund is an advisory client of BAMCO, Inc. BAMCO, Inc., BCG, Baron Small Cap Fund and Ronald Baron have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,500,000 shares. The foregoing information is based solely on a Schedule 13G/A filed by BCG, BAMCO, Inc., Baron Capital Management, Inc., Baron Small Cap Fund and Ronald Baron with the SEC on February 14, 2017.

(10)
Based on the information in the Schedule 13D filed on January 17, 2017 by Legion Partners, L.P. I (“Legion Partners I”), Legion Partners, L.P. II (“Legion Partners II”), Legion Partners, LLC (“Legion Partners”), Legion Partners Asset Management, LLC (“Legion Asset Management”), Legion Partners Holdings, LLC (“Legion Holdings”), Bradley S. Vizi, Christopher S. Kiper and Raymond White (collectively, the “Legion Group”). Legion Partners I has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 1,429,032 shares, including 451,700 shares underlying certain call options. Legion Partners II has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 130,231 shares, including 41,100 shares underlying certain call options. Legion Partners, Legion Asset Management, Legion Holdings and Messrs. Vizi, Kiper and White have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 1,559,263 shares, including 492,800 shares underlying certain call options. As the general partner of Legion Partners I and Legion Partners II, Legion Partners may be deemed to be the beneficial owner of the shares owned by each. Legion Asset Management, as the investment advisor of each of Legion Partners I and Legion Partners II, may be deemed the beneficial owner of the shares owned by each. Legion Holdings, as the sole member of Legion Asset Management and Legion Partners, may be deemed the beneficial owner of the shares owned by Legion Partners I and Legion Partners II. Each of Messrs. Kiper, Vizi and White, as a managing director of Legion Asset Management and a managing member of Legion Holdings, respectively, may be deemed the beneficial owners of the shares owned by Legion Partners I and Legion Partners II.

CORPORATE GOVERNANCE
Summary
We are committed to maintaining strong corporate governance practices and principles. The Board actively monitors developments relating to the corporate governance of public corporations, and the Board has consulted with our legal counsel and independent registered public accounting firm to evaluate our current corporate governance and other practices in light of these developments. We believe our policies and practices reflect corporate governance best practices and compliance with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the Listing Rules of the NASDAQ Stock Market (“NASDAQ”). For example:

●
The Board has adopted our Corporate Governance Guidelines, which were most recently revised on February 17, 2016, and which outline the roles and responsibilities of the Board and its committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our chief executive officer, director stock ownership guidelines, and director orientation and continuing education;

●
A majority of the members of the Board are “independent directors” within the NASDAQ Listing Rules’ definition, and the Board makes an affirmative determination regarding the independence of each director annually;

●
All members of the Board’s standing committees—the Audit Committee, the Compensation and Human Capital Committee (which we refer to in this Proxy Statement as the “Compensation Committee”) and the Nominating and Corporate Governance Committee—are “independent directors” within the NASDAQ Listing Rules’ definition;

●	The independent members of the Board meet regularly without the presence of management;

●	We have designated an independent director to serve as our “Lead Director” to coordinate the activities of the other independent members of the Board;

●
We have a Code of Business Conduct and Ethics that applies to our principal executive officer and all members of our finance department, including our principal financial officer, principal accounting officer and controller;

●	We have an Insider Trading Policy that is applicable to all of our employees and directors and their affiliates which, among other things, prohibits hedging of Company securities by such persons;

●	The charters of the Board’s committees clearly establish their respective roles and responsibilities; and

●	The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

In addition, our Corporate Governance Guidelines limit the directors serving on our Audit Committee from serving on more than three public company audit committees without the Board’s determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. Directors must notify the chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Board when their principal occupation or business association changes, at which point the Board will evaluate the propriety of continued Board service.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. The corporate governance page can be found at www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance.” Copies of our Corporate Governance Guidelines, our Insider Trading Policy and the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be found on the corporate governance page of our website. We have also adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics is publicly available on the corporate governance page of our website (www.chefswarehouse.com) and can be found by clicking on “Investors,” then clicking on “Corporate Governance.” Our Code of Ethics is also available free of charge by writing to The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877, Attn: Investor Relations. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we intend to make any legally required disclosures regarding such amendments or waivers on the Investor Relations section of our website (www.chefswarehouse.com). Information contained on our website is not incorporated by reference into this proxy statement or considered to be part of this document.

Director Independence
Our Corporate Governance Guidelines require a majority of the members of the Board to be “independent directors” as such term is defined in the NASDAQ Listing Rules. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that seven of its ten members are independent. Our seven independent directors are Dominick Cerbone, John A. Couri, Joseph Cugine, Steven F. Goldstone, Alan Guarino, Stephen Hanson and Katherine Oliver. Christopher Pappas, John Pappas and John DeBenedetti are our employees; therefore, Messrs. C. Pappas, J. Pappas and DeBenedetti are not independent directors.

Our Corporate Governance Guidelines and the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee require all members of these committees to be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

Lead Director
The Board has created the position of Lead Director. Mr. John A. Couri, chairman of the Nominating and Corporate Governance Committee, currently serves as the Lead Director. As of the Annual Meeting, pending his re-election to the Board, Mr. Dominick Cerbone, chairman of the Audit Committee, shall serve as the Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director must be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The Lead Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including the following:

●	Serving as a liaison between Christopher Pappas, our chief executive officer and chairman of the Board, and the independent directors of the Board;

●	Advising the chairman of the Board as to an appropriate schedule of and agenda for the Board’s meetings and ensuring the Board’s input into the agenda for the Board’s meetings;

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Advising the chief executive officer as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

●	Assisting the Board, the Nominating and Corporate Governance Committee and our officers in better ensuring compliance with and implementation of our corporate governance principles; and

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Serving as the chairman for executive sessions of the Board’s independent directors and acting as chairman of the Board’s regular and special meetings when the chairman of the Board is unable to preside.

Certain Relationships and Related Transactions
Review and Approval of Related Person Transactions

The Board recognizes that transactions or relationships with us and our subsidiaries and our directors, director nominees, executive officers and greater than 5% beneficial owners of our common stock, and the immediate family members of each of the foregoing, may involve potential conflicts of interest. As a result, the Board adopted a written Related Party Transaction Policy (the “Policy”) requiring the prior approval of the Audit Committee before a related party may enter into a transaction or relationship in which we or a subsidiary of ours is a participant and the related party would have a direct or indirect interest, unless such transaction involves less than $120,000. Under the Policy, any proposed related party transactions are reviewed at the regularly scheduled meetings of the Audit Committee. Additionally, ongoing relationships are periodically reviewed and assessed to determine whether, based on all relevant facts, information and circumstances (including our and our subsidiaries’ contractual obligations), the related party transaction remains appropriate or should otherwise be modified or terminated. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be able to vote on the approval or ratification of the transaction; however, the director shall provide all material information and may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions concerning the related party transaction. We require that any related party transaction must be on terms no less favorable to us than could be obtained from unaffiliated third parties. As required under SEC regulations, those transactions or series of similar transactions to which we or a subsidiary of ours is or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest is disclosed in this proxy statement if required to so be disclosed by SEC regulations.

Other than the transactions described below and the arrangements described under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” since December 27, 2014, there has not been, and there is not currently proposed, any transaction or series of similar transactions required to be disclosed by SEC regulations to which we or any of our subsidiaries were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transactions with Related Persons

Warehouse and Office Leases

The Company leases three warehouse facilities from related parties. The first facility is owned by entities owned 100% by Christopher Pappas, the Company’s chairman, president and chief executive officer, John Pappas, the Company’s vice chairman and one of its directors, and Dean Facatselis, a former non-employee director of the Company and the brother-in-law of Messrs. C. Pappas and J. Pappas, and is deemed to be an affiliate of these individuals. Expense related to the above facility was $616,200 for fiscal 2016.

With the acquisition of Del Monte, the Company acquired two warehouse facilities that the Company leases from certain prior owners of Del Monte. Three of the owners are current or former employees, one of whom, John DeBenedetti, serves on the Company’s Board. The first property is located in American Canyon, CA and is owned by TJ Management Co. LLC, an entity owned 50% by John DeBenedetti and 50% by Theresa Lincoln, John DeBenedetti’s sister. The Company paid rent on this facility totaling $210,125 for fiscal 2016. The second property is located in West Sacramento, CA and is owned by David DeBenedetti and Victoria DeBenedetti, the parents of John DeBenedetti. The Company paid rent on this facility totaling $224,960 for fiscal 2016. John DeBenedetti and Victoria DeBenedetti are employees of a subsidiary of the Company and Theresa Lincoln was a former employee of a subsidiary of the Company.

Employment of Family Members

John Pappas’ brother-in-law, Constantine Papataros, is one of the Company’s employees. The Company paid him approximately $193,754 during fiscal 2016.

John DeBenedetti’s domestic partner, Tara Brennan, is one of the Company’s employees. The Company paid her approximately $184,190 during fiscal 2016.

The compensation paid to Constantine Papataros and Tara Brennan during fiscal 2016 was consistent with that of other employees at the same level.

Transactions with Directors or Entities Affiliated with Directors

The Company paid $314,948 during fiscal 2016 to Architexture Studios, Inc., a third-party entity, for the purchase of furniture and leasehold improvements as well as interior decorating and design services primarily for our Bronx, Chicago, Ridgefield and San Francisco facilities. This entity is owned by Julie Hardridge, the sister-in-law of Christopher Pappas.

John DeBenedetti and Theresa Lincoln, indirectly through TJ Investments, LLC, own a 16.67% ownership interest in Old World Provisions, Inc., which supplies products to the Company following the Del Monte acquisition. During fiscal 2016, the Company purchased approximately $568,087 of products from Old World Provisions, Inc. Neither Mr. J. DeBenedetti nor Ms. Lincoln is involved in the day-to-day management of Old World Provisions, Inc.

The Company purchases products from ConAgra Foods, Inc. of which Steven Goldstone, a director of the Company, is the non-executive chairman. During fiscal 2016, the Company purchased approximately $722,162 worth of products from ConAgra Foods, Inc.

Board Leadership Structure
The Board currently combines the roles of chairman of the Board and chief executive officer. Our Corporate Governance Guidelines do not require the chairman of the Board to be independent and do not specify whether the positions of chairman of the Board and chief executive officer must be separated. Considering the Company’s successful performance over extended periods under Christopher Pappas’ leadership, the Board believes that the Company benefits from Mr. C. Pappas’ services in both roles. Mr. C. Pappas has served as our chief executive officer since 1985. The Board believes Mr. C. Pappas to be the most qualified to serve as our chairman because he is the director most familiar with the Company’s business and the foodservice distribution industry and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of chairman and chief executive officer promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. In addition, the Board believes that the combined position of chairman and chief executive officer is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

As discussed above, the Board also maintains an independent lead director. John A. Couri currently serves as our independent lead director. We believe it is important to have an independent lead director to establish a system of checks and balances between the independent directors of the Board and Mr. C. Pappas. The lead director provides leadership to the Board to ensure it operates in an independent, cohesive manner. The Board believes that having a lead director vested with key duties and responsibilities (as discussed above) and the Board’s standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team. As of the Annual Meeting, pending his re-election to the Board, Dominick Cerbone, chairman of the Audit Committee, shall serve as the Lead Director.

Risk Oversight
The Board has overall responsibility for risk oversight. The Board oversees risk management with a focus on our primary areas of risk: risk related to our business strategy, financial risk, legal/compliance risk and operational risk. Our president and chief executive officer and each of our other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board and explaining to the Board how those risks are being addressed.

Certain standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. The Compensation Committee addresses risks relating to our executive compensation strategies and is tasked with monitoring our executive compensation program to ensure that it does not encourage our executive officers to take unnecessary and excessive risks. The Board receives regular reports from the chairs of the Audit Committee and Compensation Committee regarding these committees’ risk management efforts and receives reports and other meeting materials provided to each of the committees. In addition, we have established a Disclosure Committee which consists of our executive officers and assists the Board in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from our general counsel and other employees responsible for our regulatory compliance. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face.

Compensation Risk
Our Compensation Committee is comprised solely of independent directors and is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee utilizes compensation practices that it believes discourage our employees from excessive risk-taking that could be reasonably likely to have a materially adverse effect on us, including the following:

●	The base salary component of compensation does not encourage risk-taking because it is a fixed amount.

●	We have a combination of both short-term and long-term elements of executive compensation.

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The equity awards granted to our employees following our IPO were granted in the form of either time-based vesting restricted stock which vests pro-rata over a period of one to five years or performance-based vesting restricted stock which vests over three to four years if we achieve certain performance targets. In addition, in 2016, we made awards of price-based stock options that will vest only if our stockholders experience significant growth in our share price following the grant date. The time-based vesting structure discourages short-term risk-taking at the expense of long-term stockholder value and a performance-based award can be earned only upon the achievement of challenging corporate or share price goals selected to motivate executives to achieve our corporate objectives and enhance stockholder value.

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Our chief executive officer and vice chairman maintain a significant ownership interest in our company, which closely aligns their interests with our stockholders’ interests and dis-incentivizes them from engaging in, or encouraging our other executive officers to engage in, unreasonable or excessive risk-taking.

●	We have instituted a clawback, or recoupment, policy on awards granted under our annual incentive cash compensation program.

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A majority of the awards to executives under the Company’s annual incentive cash compensation program are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

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Assuming achievement of a threshold level of performance, payouts under our annual incentive cash compensation program result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could encourage excessive risk-taking.

●	Our Compensation Committee determines achievement levels under the Company’s annual incentive cash compensation plan after reviewing Company and executive performance.

●	Our Compensation Committee is being advised by an independent compensation consultant who also reviews the results of our annual analysis and assessment of our compensation programs.

Nomination of Directors
The Nominating and Corporate Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee has adopted qualitative standards by which it determines if nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee evaluates recommended nominees in accordance with the following criteria:

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Personal characteristics. The Nominating and Corporate Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Corporate Governance Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

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Core Competencies. The Nominating and Corporate Governance Committee considers whether the nominee’s knowledge and experience would contribute to the Board’s achievement of certain core competencies. The Nominating and Corporate Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

●	Board Independence. The Nominating and Corporate Governance Committee considers whether the nominee would qualify as an “independent director” under the NASDAQ Listing Rules.

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Director Commitment. The Nominating and Corporate Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Corporate Governance Committee to initially select the director as a nominee. The Nominating and Corporate Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

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Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s businesses.

Following this evaluation, the Nominating and Corporate Governance Committee will make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

Director Nominees Recommended by Stockholders
The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Corporate Governance Committee, a stockholder who wishes to recommend a director nominee must deliver or send by first class U.S. mail a written notice addressed to Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The written notice must be received by our corporate secretary not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the last annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was first made.

The notice to our corporate secretary must include the information specified in our bylaws, including the following: (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the class or series and number of our shares which are owned beneficially or of record by each such nominee, (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named as a nominee and to serve as a director if elected), and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and record address of such stockholder, as it appears on the Company’s books, and of such beneficial owner, if applicable, and of their respective affiliates or associates or others acting in concert therewith, (ii)(A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, as applicable, and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) a description of all arrangements or understandings between such stockholder and/or beneficial owner, if applicable, and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the SEC’s Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as may be reasonably required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as a member of the Board.

Board Meetings
During fiscal 2016, the Board met eight (8) times, four (4) times in person and four (4) times telephonically. Following three of the four in-person meetings of the Board, the independent directors met in executive session without the presence of management. All directors attended at least 75% of the aggregate meetings of the Board and of the committees on which they served in fiscal 2016. We encourage each member of the Board to attend our annual meetings of stockholders. All of the members of our Board at the time of our 2016 annual meeting of stockholders attended the 2016 annual meeting of stockholders, either in person or via internet participation.

Committees of the Board of Directors
The Board currently has a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Upon recommendation of the Nominating and Corporate Governance Committee, the full Board appoints members of each of those committees and designates the chairperson of each of those committees.

Compensation Committee. The Compensation Committee evaluates and establishes the compensation of our executive officers. The Compensation Committee also establishes or approves all policies and procedures related to our incentive compensation programs, administers our incentive plans, including our 2011 Incentive Plan and annual cash incentive compensation plans, oversees programs designed to promote equal opportunity and diversity, and makes recommendations to the full Board regarding long-term leadership succession. A description of the role of the Compensation Committee, its consultants and management in setting compensation, please see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.” The Compensation Committee also approves our compensation discussion and analysis included in our annual proxy statements.

The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our chief executive officer, general counsel and chief human resources officer. Compensation Committee meetings are regularly attended by the chief executive officer and chairman of the Board, general counsel and chief human resources officer (except during deliberations and voting regarding such named executive officers’ compensation). At certain meetings during fiscal 2016, the Compensation Committee met in executive session without any member of management present. The chairman of the Compensation Committee reports the Compensation Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance, human resources and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The Compensation Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Compensation and Human Capital Committee Charter.” The Compensation Committee held ten (10) meetings during fiscal 2016. The current members of the Compensation Committee are Alan Guarino (chairman), Dominick Cerbone, John A. Couri and Joseph Cugine, each of whom is an independent director.

Audit Committee. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning and to assure our compliance with all applicable laws, regulations and corporate policies; reviewing the performance of our independent registered public accounting firm; and making decisions regarding the appointment or termination of our independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accounting firm. Among the Audit Committee’s duties are review of the results and scope of the audit and other services provided by our independent registered public accounting firm.

The Audit Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Audit Committee Charter.” The Audit Committee held eight (8) meetings during fiscal 2016. The current members of the Audit Committee are Dominick Cerbone (chairman), Joseph Cugine and Stephen Hanson, each of whom is an independent director. The Board has determined that Mr. Cerbone, who is an “independent director” as such term is defined in the NASDAQ Listing Rules, is also an “audit committee financial expert” as defined by the rules and regulations of the SEC. For more information regarding the qualifications and experience of Mr. Cerbone, see “Proposal 1 – Election of Directors – Directors and Nominees for Director – Dominick Cerbone” on page 16 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Guidelines; identifying and nominating candidates for election to the Board; assessing and making recommendations to the

Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board’s committees; assisting the Board in conducting performance reviews of the Board and its committees; and formulating and assessing our senior management succession plans with our chief executive officer and chairman of the Board. For additional information regarding the director nomination process undertaken by the Nominating and Corporate Governance Committee, see “CORPORATE GOVERNANCE—Nomination of Directors.”

The Nominating and Corporate Governance Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Nominating and Corporate Governance Committee Charter.” The Nominating and Corporate Governance Committee held five (5) meetings during fiscal 2016. The current members of the Nominating and Corporate Governance Committee are John A. Couri (chairman), Steven Goldstone, Alan Guarino, Stephen Hanson and Katherine Oliver, each of whom is an independent director.

Compensation Committee Interlocks and Insider Participation
The current members of our Compensation Committee are Messrs. Guarino, Cerbone, Couri and Cugine. All members of the Compensation Committee are “independent directors” within the meaning of the NASDAQ Listing Rules and no member is an employee or former employee of the Company. During fiscal 2016, no member of the Compensation Committee had any relationship requiring disclosure under the section “CORPORATE GOVERNANCE—Certain Relationships and Related Transactions.” None of our executive officers served during fiscal 2016 as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee. None of our executive officers served during fiscal 2016 as a director of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.

Communication with the Board of Directors
Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board. Each communication intended for the Board and received by the corporate secretary that is related to our operations and is relevant to a specific director’s service on the Board will, following its clearance through normal review and appropriate security procedures, be forwarded to our independent lead director for review and approval and then, upon approval, to the specified party.

PROPOSAL 1—ELECTION OF DIRECTORS
Directors and Nominees for Director
Currently, the Board is comprised of ten directors, all of whom are elected annually. The term of each current director will expire at the Annual Meeting. Each of our current directors has been nominated to stand for re-election as a director at the Annual Meeting to hold office until the next annual meeting of stockholders to be held in 2018 and until his successor is elected and qualified. Each nominee has indicated his willingness to serve, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.

We have described below information concerning the business experience and qualifications of each of our incumbent directors.

The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

The following is certain information regarding each of the director nominees:

Christopher Pappas, age 57, is our founder and has served as our chief executive officer since 1985 and has been a director on our board and our board chairman since our IPO, and he also served as a director and the chairman of the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has been our president since April 11, 2009 and before that was our president from our formation to January 1, 2007. Prior to founding our company, Mr. C. Pappas played basketball professionally in Europe for several years following his graduation from Adelphi University in 1981 with a Bachelor of Arts degree in Business Administration. Mr. C. Pappas currently oversees all of our business activities, with a focus on product procurement, sales, marketing, strategy development, business development and operations. Mr. C. Pappas’ qualifications to serve on the Board include his extensive knowledge of our company and the specialty food products distribution business and his years of leadership at the Company.

John Pappas, age 53, is a founder of our company and currently serves as our vice chairman, a position he has held since March 1, 2011. From our founding in 1985 to March 1, 2011, he served as our chief operating officer. Mr. J. Pappas has been a director on our board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has over 25 years of experience in logistics, facility management and global procurement and oversees our network of distribution centers in North America. Mr. J. Pappas is also active in the development of our corporate strategy. Mr. J. Pappas’ qualifications to serve on the Board include his extensive knowledge of our company and the specialty food products distribution industry and his years of leadership at the Company.

John DeBenedetti, age 43, currently serves as our Executive Vice President of Protein and President and Chief Executive Officer of a subsidiary of the Company, a position he has held since our acquisition of Del Monte on April 6, 2015, and he has served as a director on our Board of Directors since May 15, 2015. From 1998 to April 6, 2015, Mr. DeBenedetti served as President and CEO of Del Monte Meat Co. and Ports Seafood. Throughout his career, Mr. DeBenedetti has been extremely active in the foodservice industry, including serving for two consecutive appointments as Chairman and President of the North American Meat Processors Association (North American Meat Institute), and on various committees, while serving as Chairman of the meat industry’s Meat Buyer’s Guide. Mr. DeBenedetti earned a Bachelor’s of Science degree from the University of Southern California in Entrepreneurial Studies in 1995. Mr. DeBenedetti’s qualifications to serve on the Board include his more than 20 years of experience in the protein processing and distribution industry, as well as his leadership experience with Del Monte Meat Co. and Ports Seafood.

Dominick Cerbone, age 72, has been a director on our board since May 24, 2012. Mr. Cerbone brings over 40 years of financial and accounting experience, which have all been spent at Ernst & Young. Most recently, he was a senior partner and consultant of the national office of Ernst & Young from 2006 to 2008. Prior to that position, Mr. Cerbone was a senior partner of transaction advisory services for Ernst & Young from 1990 to 2005, where he was responsible for structuring, negotiating, facilitating and integrating business transactions involving global public and private entities in numerous diversified industries. Other positions held at Ernst & Young include cross-border market leader of the transaction advisory services department, a partner of the audit practice and managing partner of the Stamford, Connecticut office. Mr. Cerbone is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. Mr. Cerbone holds a Bachelor of Business Administration degree, with a major in

Accounting, from Iona College. Mr. Cerbone’s qualifications to serve on our board include his extensive background and experience in accounting. Furthermore, he qualifies as our “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC.

John A. Couri, age 75, has been a director on our board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. Mr. Couri is the president of Couri Foundation, Inc., which was founded in 1988 to operate youth programs for underprivileged children; the president of the Hammond Street Senior Center Foundation, Inc., which operates a senior center in Bangor, Maine; and the president of Founders Hall Foundation, Inc., which is a donor-supported education and recreation center for senior citizens in the Ridgefield, Connecticut area. In 1983, Mr. Couri co-founded Duty Free International (DFI), a New York Stock Exchange-listed public company, now Duty Free Americas, and served as president and chief executive officer of that company until it was sold to BAA in 1997. Mr. Couri served as a member of the Listed Company Advisory Board of the New York Stock Exchange from January 1993 to December 1995 and served as chairman of the Board of Trustees of Syracuse University from May 2004 to May 2008. Mr. Couri holds a Bachelor of Arts degree in Economics, with a minor in Business, from Syracuse University and received an honorary doctorate degree from Syracuse University in 2008. Mr. Couri’s qualifications to serve on the Board include his experiences as having been a founder, president and chief executive officer of a publicly-traded company, his expertise involving listed companies and his understanding of corporate finance matters.

Joseph Cugine, age 56, has been a director on our board since September 7, 2012. He is currently the president of BarFresh Food Group, Inc. (“BarFresh”), a publicly-traded manufacturer of pre-packaged all natural blended beverages; the owner of Cugine Foods, which owns restaurant franchises in New York; and co-founder and partner of a multi-unit restaurant and real estate holding company in New Jersey. Previously, Mr. Cugine was the president and co-owner of Argo Tea, a retail and wholesale tea company based in Chicago, from 2011-2014 and, prior to that, was chief customer officer and senior vice president of PepsiCo Foodservice division from 2004-2010. Prior to that role he held a series of general manager and sales leadership roles throughout PepsiCo and Procter & Gamble. Mr. Cugine serves as a member of the board of directors of BarFresh, R4 Technology, Inc. and the Ridgefield Playhouse in Ridgefield, Connecticut. Mr. Cugine’s qualifications to serve on the Board include his more than 25 years of experience in the food distribution industry, as well as his general business and investing background.

Steven F. Goldstone, age 71, has been a director on our board since March 7, 2016. Mr. Goldstone is non-executive chairman of ConAgra Foods, Inc. one of the largest manufacturers of packaged food products in the US, as well as Greenhill & Co. He has been a director of two other New York Stock Exchange firms, American Standard Companies and Merck & Company, Inc. From 1995 to 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. one of the world’s largest consumer product companies. Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner in the New York City law firm of Davis Polk & Wardwell (“Davis Polk”). As a Davis Polk partner from 1978 to 1995, Mr. Goldstone advised corporate clients on many of the largest national and international mergers and acquisitions transactions and securities matters of the day. Mr. Goldstone currently manages Silver Spring Group, a private investment firm. Mr. Goldstone is a graduate of the University of Pennsylvania, and attended New York University School of Law. Mr. Goldstone’s qualifications to serve on the Board include his more than 30 years of experience in leadership positions, his knowledge of the food industry, and his corporate governance expertise.

Alan Guarino, age 57, has been a director on our board since November 7, 2012. Mr. Guarino brings over 24 years of global recruiting and talent management experience to our board. Currently, Mr. Guarino is the vice chairman of Global Financial Markets at Korn Ferry International after having served as the global sector leader of FinTech, Electronic Trading, and Transaction Services at Korn Ferry International from 2007 until April 2012. He also serves as a senior partner in the Board Services and CEO practice of Korn Ferry International. In 1993, Mr. Guarino launched the start-up company Cornell International that grew into a top ranked firm engaged in retained executive search and strategic human resource consulting on Wall Street and was sold to Adecco in March of 2007. Prior to that role, he served as chief operating officer of Career Directions, a regional staffing firm; as a department head in Global Securities Processing at The Bank of New York; and as a captain in the U.S. Army. From October 2014 through September 23 2015, Mr. Guarino served on the board of directors of Liquid Holdings Group, Inc., a publicly-traded company which provides proprietary cloud-based trading and portfolio management solutions. During his term, Mr. Guarino also served as a member of that company’s compensation committee. Mr. Guarino’s qualifications to serve on the Board include his extensive knowledge of human resources, compensation matters and organizational development.

Stephen Hanson, age 67, has been a director on our board since July 27, 2011. He was the founder of B.R. Guest Restaurants, a New York multi-concept operator that began with one restaurant in 1987 and has since expanded to over 20 properties in New York City, Las Vegas and Florida. Mr. Hanson was also the president of B.R. Guest Restaurants until his retirement in December 2013. Mr. Hanson is a member of the Department of Consumer Affairs’ Consumers Council for New York City, a position he has held since January 2011. Mr. Hanson also sits on the boards of directors for Publicolor, a not-for-profit organization that uses color, collaboration, design and the painting process to empower students to transform themselves, their schools and their communities, and City Harvest, a not-for-profit organization dedicated to ending hunger in New York City. Mr. Hanson earned a business degree from New York University’s Stern School of Business in 1976. Mr. Hanson’s qualifications to serve on the Board include his more than 20 years of experience in the restaurant industry, as well as his general business and investing background.

Katherine Oliver, age 54, has been a director on our board since November 3, 2015. Ms. Oliver brings over 25 years of media and entertainment experience to her appointment. She is known for her innovative branding strategies, business development expertise, creativity, and an unparalleled understanding and commitment to customer service. Ms. Oliver is a founding Principal at the global philanthropic consulting firm Bloomberg Associates, which was established by former New York City Mayor Michael Bloomberg to help improve the lives of citizens in cities around the world. Ms. Oliver oversees the media and technology portfolio, advising mayors and international civic leaders on economic development and public communications strategies and helping them harness the power of media and technology to improve government services. Ms. Oliver also advises a diverse range of corporate, cultural and non-profit organizations, including Bloomberg L.P., on cutting-edge content creation and marketing strategies. Ms. Oliver also sits on the board of directors for 1-800-Flowers.com, Inc. From 2002 to 2013, Ms. Oliver served under Mayor Bloomberg as New York City’s Commissioner of Media & Entertainment Media & Entertainment. During her tenure, New York’s media and entertainment industry saw its strongest growth in history, supporting 130,000 jobs and generating direct spending of $7.1 billion annually. Prior to her appointment as Commissioner, Ms. Oliver was the General Manager of Bloomberg Radio & Television.

Vote Required
An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 1 is required to approve the election of each of the nominees for election as a director. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Dominick Cerbone, John A. Couri, Joseph Cugine, John DeBenedetti, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas, and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This compensation discussion and analysis discusses the objectives and elements of our compensation programs and the compensation awarded to our named executive officers in fiscal 2016. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this compensation discussion and analysis. For fiscal 2016, the following individuals were our named executive officers:

•	Christopher Pappas, our chairman, president and chief executive officer;

•	John Pappas, our vice chairman;

•	John Austin, our chief financial officer;

•	Alexandros Aldous, our general counsel and corporate secretary; and

•	Patricia Lecouras, our chief human resources officer.

Overview of Compensation Process
The Compensation Committee of our board of directors consists solely of directors who are “independent” under the rules and regulations of the SEC and NASDAQ. The Compensation Committee has overall responsibility for the compensation program for our executive officers, including our named executive officers. For fiscal 2016, the Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co. (“FW Cook”), to help it in establishing executive officer and director compensation. A representative of FW Cook attended Compensation Committee meetings when requested, reviewed compensation data with the Compensation Committee, and participated in general discussions regarding executive compensation issues. The Compensation Committee authorized FW Cook to interact with management on behalf of the Compensation Committee as needed in connection with advising the Compensation Committee. While the Compensation Committee considered input from its consultant, the Compensation Committee’s decisions ultimately reflect many factors and considerations.
Prior to the start of and during fiscal 2016, the Compensation Committee reviewed the independence of FW Cook pursuant to SEC rules and the NASDAQ Listing Rules and concluded that FW Cook was independent and that its work for the Compensation Committee did not raise any conflict of interest.
The Compensation Committee typically meets during the first quarter of a fiscal year to set compensation for that fiscal year. For fiscal 2016, FW Cook and management played integral roles in the compensation-setting process. The Compensation Committee actively worked with FW Cook to formulate compensation decisions for our chief executive officer. Management, with input from FW Cook, made recommendations to the Compensation Committee for the rest of the executive officers. Management’s and FW Cook’s recommendations were accompanied by competitive market data from the peer groups established by the Compensation Committee based on recommendations from the Hay Group, which served as the Compensation Committee outside consultant through November 2015. This peer group analysis is discussed in further detail in the subsection “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Competitive Marketplace Assessment”.
In setting fiscal 2016 compensation for our named executive officers, the Compensation Committee, following discussions with management and FW Cook, considered the compensation practices of the companies within our peer groups, our operating performance in fiscal 2015 and each named executive officer’s performance of his or her duties in fiscal 2015. Our chief executive officer was not present when the Compensation Committee deliberated or voted on his fiscal 2016 compensation package.
2015 Non-Binding, Advisory Say-on-Pay Proposal
In May 2016, our shareholders approved a non-binding, advisory say-on-pay proposal at our 2016 annual meeting of stockholders with over 91% of the shares represented at the meeting and entitled to vote on the proposal voting FOR the proposal. The Compensation Committee reviewed the results of the shareholder vote and took the high percentage of votes cast in favor of the proposal as an indication that our shareholders generally supported the pay-for-performance approach that we had adopted. The Compensation Committee will continue to monitor our current compensation structure and consider the results of future non-binding, advisory say-on-pay votes of our shareholders when establishing our pay programs in the future.
Compensation Philosophy and Objectives
The principal objectives of our executive compensation program are to attract, motivate and retain highly-qualified executives by providing total compensation for each position that the Compensation Committee believes is competitive within our business sector and compared to the companies within our peer groups. We also seek to provide appropriate incentives for our named executive officers to achieve performance metrics related to our company-wide performance and, in most instances, the individual’s performance goals. Finally, through the issuance of equity-based incentives, we seek to align the interests of our key employees and to reward performance that enhances our long-term value.
Our Compensation Committee has strived to implement a compensation program that enables us to attract and retain high-quality leadership and to ensure that our named executive officers are compensated in a manner consistent with shareholder interests, the policies adopted by the Compensation Committee, internal equity considerations, competitive practice and the requirements of appropriate regulatory bodies. In determining the relevant amounts of each of these components, our Compensation Committee has adopted a compensation program that consists of a mix of compensation that it believes:

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aligns interests of all eligible employees with our business plans through the use of company-wide performance metrics based on those plans and retention programs to retain employees key to their implementation;

•	incentivizes achievement of annual financial, functional, and individual objectives; and

•	creates a fair and measureable compensation model for rewarding performance and attracting and retaining key members of management.
Competitive Marketplace Assessment
Although the Compensation Committee does not engage in benchmarking, the Compensation Committee, with the assistance of management and FW Cook, does compare our performance and compensation against a group of companies. Market data from our primary peer group was taken into consideration in setting the fiscal 2016 compensation of each of our named executive officers. The primary peer group was also referenced in our review of program designs, including an assessment of pay vehicles and performance metrics. The Compensation Committee considered the following factors in determining a primary peer group for fiscal 2016:

•	Company Type – The companies in the primary peer group are all publicly traded on a U.S. exchange.

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Size – Annual revenues of the companies in the primary peer group range from approximately $540 million to approximately $2.9 billion (based on most recent fiscal year end at the time the composition of the peer group was reviewed). This size range reflected our near-term aggressive growth plans and our need to recruit executive talent with larger company experience to aid us as we seek to achieve such growth. The Compensation Committee believes that we are reasonably aligned with the financial size profile of the primary peer group, with a revenue ranking between the median and 75th percentile balanced by EBITDA near the 25th percentile and market capitalization below the 25th percentile.

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Business – The companies in the primary peer group represent multiple industry segments, including packaged foods, non-food related specialty and online retailers, other non-food related wholesalers and distributors and trucking and warehousing. The foodservice distribution industry is a highly fragmented industry with several very large national players and numerous small, privately-held local players; accordingly, it was necessary to select our primary peer group from various industry segments.

•	ISS Selection – For our primary peer group, we also considered companies listed in our ISS-selected peer group.
Reflecting the factors outlined above, our primary peer group for fiscal 2016 consisted of the following companies:

Cal-Maine Foods, Inc.	The Hain Celestial Group, Inc.	SunOpta Inc.
Myers Industries, Inc.	J&J Snack Foods Corp.	AMCON Distributing Company
John B. Sanfilippo & Son, Inc.	1-800-FLOWERS.COM, Inc.	DXP Enterprises, Inc.
Calavo Growers, Inc.	Celadon Group, Inc.	B&G Foods, Inc.
Voxx International Corporation	Farmer Bros. Co.	Tootsie Roll Industries, Inc.
Pool Corporation	Lancaster Colony Corporation	Boulder Brands Inc.

The Compensation Committee did not make any changes in our primary peer group from fiscal 2015 to fiscal 2016, except for the removal of an acquired company (Quality Distribution, Inc.) which was replaced by Lancaster Colony Corporation. For fiscal 2017, FW Cook reviewed the peer group and recommended deletion of Boulder Brands Inc., which was acquired during calendar year 2016 and the retention of the remaining seventeen companies in the primary peer group.
In setting the fiscal 2016 compensation for all of our named executive officers, the Compensation Committee, after considering recommendations that had been made to it by the Hay Group, also established a secondary peer group consisting of large foodservice distribution companies. The secondary peer group was used to test compensation design and performance metrics; however, due to the size of these companies, they were not appropriate to reference in determining fiscal 2016 pay levels of our named executive officers. Our secondary peer group for fiscal 2016 included all of the companies from our secondary peer group for fiscal 2015. For fiscal 2017, two others, Performance Food Group and US Food Holdings, which are direct competitors and could be used as peers after going public in October 2015 and May 2016, respectively, were added to the secondary peer group based on input from FW Cook. For fiscal 2017, our secondary peer group consists of the following companies:

Sysco Corporation	Core-Mark Holding Company, Inc.	SpartanNash Company
Performance Food Group	US Foods Holding	United Natural Foods, Inc

We do not benchmark compensation in the traditional manner, as we do not directly tie individual components of compensation to particular benchmarks. In general, the Compensation Committee references the 25th and 75th percentiles and the median of the competitive compensation marketplace, as well as data regarding compensation design and performance metrics. Market data, however, is only one factor among many considered by the Compensation Committee when making determinations regarding executive compensation. Other factors considered include individual performance, scope of responsibilities, tenure, criticality of the position, retention concerns and the need to recruit new officers.
Components of Fiscal 2016 Compensation for Our Named Executive Officers
Taking into account the above-described objectives and our peer group comparisons, when setting fiscal 2016 compensation the Compensation Committee focused on designing a compensation package for our named executive officers that consisted of base salaries, performance-based annual cash incentive awards and long-term equity awards.
Base salary provides a competitive rate of fixed pay and reflects different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions.
Performance-based, annual cash incentive awards are designed to reward the annual achievement of financial, strategic and, in some cases, individual objectives.
Long-term equity-based awards are another compensation component that the Compensation Committee uses strategically. To ensure that our executives are incentivized to achieve or exceed financial and other performance targets that our Board believes will contribute to increased shareholder value, and after evaluating peer group data and survey information, in the first quarter of fiscal 2016 the Compensation Committee made grants of time-based vesting restricted stock awards and performance-based vesting restricted stock awards to each of our named executive officers other than Mr. C. Pappas and Mr. J. Pappas and grants of performance-based vesting stock options to all of our named executive officers. These awards are discussed below.
The Compensation Committee also from time to time authorizes off-cycle awards that recognize and reward special contributions made to the success of our company. The Compensation Committee did not make any off-cycle awards to named executive officers in 2016.
Each of the components of our compensation program is discussed in greater detail below.
Base Salary.
We provide our named executive officers with a base salary to compensate them for performing their daily responsibilities during the year. We believe that base salaries must be competitive based upon the named executive officer’s scope of responsibilities and what we believe to be market rates of compensation for executives performing similar functions for comparable companies within our peer groups. We also periodically review the performance of our named executive officers and, in some instances, award merit-based base salary increases as a result of these reviews. For fiscal 2016, the base salaries of our chief executive officer and vice chairman were set by the Compensation Committee, following discussions with the Compensation Committee, our chief financial officer, our chief human resources officer and FW Cook; in approving the salary increase for our vice chairman, which was a larger percentage increase than for our other named executive officers, the Compensation Committee took note of his sustained performance and leadership. The fiscal 2016 base salaries for our named executive officers other than our chief executive officer and vice chairman were established by the Compensation Committee, following discussions with our chief executive officer, our chief financial officer, our chief human resources officer and FW Cook. Taking all of these factors into account, the Compensation Committee approved the following base salaries for our named executive officers for fiscal 2016:

Name	2016 Base Salary	Increase from 2015
Christopher Pappas	$795,000	6%
John Pappas	$395,000	13%
John Austin	$375,000	7%
Alexandros Aldous	$325,000	8%
Patricia Lecouras	$265,000	6%

Performance-Based, Annual Cash Incentive Compensation.
Overview
To closely align our named executive officers’ compensation to our goals, we believe that a significant portion of a named executive officer’s compensation should be performance-based. Accordingly, in fiscal 2016, we utilized an annual cash incentive compensation program that provided our named executive officers with the opportunity to earn substantial cash incentive compensation for the achievement of annual goals related to our performance and, in some cases, the named executive officer’s individual performance. For fiscal 2017, in order to further align our named executive officers’ compensation with the achievement of annual goals related to our performance, we eliminated individual performance goals and are utilizing an annual cash incentive compensation program that provides our named executive officers with the opportunity to earn substantial cash incentive compensation only upon the achievement of annual goals related to our performance.
Each of our named executive officers was eligible to receive performance-based cash incentive payments in the first quarter of 2017 under our 2016 Cash Incentive Plan (the “2016 Plan”) upon (i) the Company’s achievement of performance targets related to our fiscal 2016 revenue and adjusted EBITDA (“AEBITDA”), each of which were to be weighted equally, and (ii) for each named executive officer other than Messrs. C. Pappas and J. Pappas, the individual’s achievement of certain individual performance goals, provided that no individual was to receive payment for individual performance goals unless we achieved the threshold AEBITDA goal. The Compensation Committee selected revenues and AEBITDA as performance metrics because they measure top- and bottom-line growth, which the Compensation Committee views as being key drivers of long-term growth in shareholder value. For fiscal 2016, AEBITDA was determined as EBITDA adjusted for fiscal 2016 acquisitions and other exclusions and adjustments specifically identified in the 2016 Plan. In choosing performance metrics for the 2016 Plan, the Compensation Committee considered the annual incentive plan designs of members of our peer groups, as well as our specific corporate goals and budgetary considerations. The target awards under the 2016 Plan, expressed as a percentage of the annual base salary, for each of Messrs. C. Pappas, J. Pappas, Austin and Aldous and Ms. Lecouras were as set forth below:

Name	Total Target Award as a Percentage of Annual Base Salary	% of Award Based on Corporate Goals (1)	% of Award Based on Individual Performance Goals
Christopher Pappas	100%	100%	0%
John Pappas	100%	100%	0%
John Austin	75%	75%	25%
Alexandros Aldous	75%	75%	25%
Patricia Lecouras	75%	75%	25%

(1)	The portion of each individual’s award related to corporate goals is based 50% on our fiscal 2016 revenue and 50% on our fiscal 2016 AEBITDA.

The dollar amounts of target awards were calculated based on each named executive officer’s annual base salary before adjustment for the increases approved in early 2016 as described above.
The maximum possible payout under the 2016 Plan for our named executive officers was 150% of the target for corporate goals and 100% of the target for individual goals. Unless otherwise qualified in the 2016 Plan, executives with individual performance goals for fiscal 2016 would be eligible for Compensation Committee consideration of the achievement of such individual performance goals only if the Company exceeded the AEBITDA threshold ($72.5 million).

In setting the corporate performance targets under the 2016 Plan, the Compensation Committee considered historic levels of our performance for revenue and AEBITDA, taking into consideration our acquisitions in fiscal 2015, and based the corporate performance targets on results that were improvements over the prior year’s results. Furthermore, the Compensation Committee set the corporate performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the targets related to threshold performance were highly achievable in light of budgeted expectations, but the payouts for maximum performance required significant improvement over the prior year’s comparable performance.
For all of our named executive officers, payouts under the 2016 Plan related to AEBITDA were tiered as follows:

•	A maximum payout equal to 150% of that portion of the officer’s target award based on the AEBIDTA corporate goal would be made for AEBIDTA of $77.0 million or more;

•	A payout equal to 100% of that portion of the officer’s target award based on the AEBIDTA corporate goal would be made for AEBIDTA of $74.75 million;

•	No payout on the portion of the officer’s target award based on the AEBIDTA corporate goal would be made for AEBITDA of $72.5 million or less; and

•	The payout percentage for AEBITDA between the amounts indicated above would be interpolated on a straight-line basis.
The targets and possible payouts under the 2016 Plan related to AEBITDA for each of our named executive officers, based on their annual base salary for 2016, is set forth in the table below:

AEBITDA Target ($)	C. Pappas	J. Pappas	J. Austin	A. Aldous	P. Lecouras
$77.0 million or greater	$596,250	$296,250	$158,204	$137,109	$111,797
$74.5 million	$397,500	$197,500	$105,469	$91,406	$74,531
$72.5 million or below	$0	$0	$0	$0	$0

For all of our named executive officers, payouts under the 2016 Plan related to revenue were tiered as follows:

•	A maximum payout equal to 150% of that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of $1,200 million or more;

•	A payout equal to 100% of that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of $1,175 million;

•	No payout for that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of $1,150 million or less; and

•	The pay payout percentage for revenue between the amounts indicated above would be interpolated on a straight-line basis.
The targets and possible payouts under the 2016 Plan related to revenue for each of our named executive officers is set forth in the table below:

Revenue Target ($)	C. Pappas	J. Pappas	J. Austin	A. Aldous	P. Lecouras
$1,200 million or greater	$596,250	$296,250	$158,204	$137,109	$111,797
$1,175 million	$397,500	$197,500	$105,469	$91,406	$74,531
$1,150 million or below	$0	$0	$0	$0	$0

The 2016 Plan provided that if we achieved below threshold performance on either the AEBITDA or the revenue measure, the payout under the other measure would be limited to 100% of target.

Christopher Pappas and John Pappas
For both Mr. C. Pappas and Mr. J. Pappas, the total target award under the 2016 Plan was 100% of his annual base salary. For both executives, the entire possible award under the 2016 Plan was based on our achievement of certain levels of AEBITDA and revenue.
John Austin, Alexandros Aldous and Patricia Lecouras
For Mr. Austin, Mr. Aldous, and Ms. Lecouras, the total target award under the 2016 Plan was 75% of his or her annual base salary. For Mr. Austin, Mr. Aldous, and Ms. Lecouras, 75% of the possible award was based on our achievement of certain levels of AEBITDA and revenue and 25% of the possible award was based on achievement, as determined by the Compensation Committee following discussions with management, of certain individual goals established for the individual executive.
For Mr. Austin, the individual goals included goals related to building and restructuring staff in our credit and collections department, reducing DSO (days sales outstanding) by 1 day, negotiating and implementing a new credit facility that reduces cost and provides greater financial flexibility, implementing a payment card solution for accounts payable, and reducing our month-end close process. For Mr. Aldous, the individual goals included goals related to maintaining internal legal spending at or below the average of similar sized public companies with an emphasis on growth through M&A transactions, determining legal strategy, providing counsel and bearing legal responsibility for our legal affairs, and delivering legal compliance training to our employees. For Ms. Lecouras, the individual goals included goals related to implementing an electronic I-9 process, implementing succession planning, implementing the recruiting, compensation and learning modules of ADP, attracting, hiring, and retaining talent for key leadership positions needed to support business growth, and successfully onboarding and assimilating all new hires joining the Company through acquisitions.
In order for Mr. Austin, Mr. Aldous and Ms. Lecouras to earn any annual incentive payout tied to individual performance goals, we had to achieve at least the threshold level of both AEBITDA and revenue.
Fiscal 2016 Results and Payouts
No award distributions were to be made under the 2016 Plan unless we achieved either AEBITDA of above $72.5 million or revenue of above $1,150 million for fiscal 2016.

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Our fiscal 2016 revenue was $1,193 million, which was higher than the threshold level of revenue required for payouts under the 2016 Plan. Each of our named executive officers earned an award distribution under the 2016 Plan based upon our achievement of revenue above the threshold level.

•	In fiscal 2016, we did not achieve the threshold level of AEBITDA ($72.5 million) and thus the component of the target bonus based on the AEBITDA corporate goal was not earned.

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For each of Mr. Austin, Mr. Aldous and Ms. Lecouras, a portion of the executive’s target bonus was based on the achievement of specified individual performance goals, as specified above. Payment of the component of the target bonus based on individual performance goals was conditioned upon our achieving the threshold level of AEBITDA. As we did not achieve the threshold level of AEBITDA in fiscal 2016, no payment was made in respect of the component of the target bonus based on individual performance goals.

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After reviewing the payments resulting from the 2016 Plan, the Compensation Committee determined to pay retention bonuses for fiscal 2016 to Mr. Austin, Mr. Aldous and Ms. Lecouras. These retention bonuses reflect the Compensation Committee’s judgment that the formulaic payouts under the 2016 Plan did not fully reflect the contributions of these named executive officers to the Company’s business and financial achievements during fiscal 2016, and that a supplemental award would support performance motivation and retention objectives. The target award under the 2016 Plan for each of our named executive officers, the amount actually paid to each officer under the 2016 Plan, the retention bonuses awarded to Mr. Austin, Mr. Aldous and Ms. Lecouras and the aggregate cash incentive award for fiscal 2016 for each of our named executive officers are set forth in the following table.

Name	Target Award	Formulaic Payout under 2016 Plan	Retention Award	Total Award for Fiscal 2016
Christopher Pappas……………...	$795,000	$397,500	$0	$397,500
John Pappas……………..............	$395,000	$197,500	$0	$197,500
John Austin……………….............	$281,250	$105,469	$26,367	$131,836
Alexandros Aldous……................	$243,750	$91,406	$30,469	$121,875
Patricia Lecouras……..................	$198,750	$74,531	$24,844	$99,375

Long-Term Equity Compensation.
During the first quarter of fiscal 2016, the Company’s Compensation Committee, in consultation with FW Cook and the Company’s management, granted time-based restricted stock awards and performance-based restricted stock awards to each of our named executive officers other than Messrs. C. Pappas and J. Pappas, who were not granted any equity awards in light of their significant holdings of the Company’s common stock. The Compensation Committee designed these awards with the goal of balancing the need for retention and motivation of our executives with the need to provide a shareholder-aligned performance-based long-term incentive program where the named executive officers are rewarded for improved results for shareholders.
The fiscal 2016 awards were market-driven based on peer group data, survey information, and input from the Company’s Compensation Committee. Once the level of compensation was determined, it was decided that a significant percentage of the awards for the named executive officers should be performance-based, as those individuals typically have a greater opportunity to more directly impact the results of the Company’s business. Accordingly, the Compensation Committee determined to weight 50% of the equity grants to each of Messrs. Austin and Aldous and Ms. Lecouras in fiscal 2016 as performance-based vesting restricted stock awards to motivate the executives to achieve our corporate objectives and enhance shareholder value. The remaining 50% was granted in time-based vesting restricted stock awards to support retention objectives.
Mr. Austin, Mr. Aldous and Ms. Lecouras each received their fiscal 2016 equity-based awards in the first quarter of fiscal 2016, which awards were issued under the 2011 Incentive Plan. Mr. Austin was awarded shares equal in value to $262,500 as of the grant date; for Mr. Aldous and Ms. Lecouras, the grant date values were $225,000 and $187,500, respectively. Mr. Austin received 4,542 shares of time-based vesting restricted stock, Mr. Aldous received 3,893 shares of time-based vesting restricted stock, and Ms. Lecouras received 3,244 shares of time-based vesting restricted stock, with these awards representing 50% of his or her total fiscal 2016 equity-based award. The time-based vesting restricted stock vests in equal one-fourth increments as of the first through fourth anniversary dates of the date set forth in their respective time-based restricted share award agreements.
Each of Mr. Austin, Mr. Aldous and Ms. Lecouras also received shares of performance-based vesting restricted stock, representing 50% of their total fiscal 2016 equity-based award. The respective numbers of shares of performance-based vesting restricted stock, at target, were: Mr. Austin – 6,813 shares; Mr. Aldous – 5,840 shares; and Ms. Lecouras – 4,866 shares. The number of shares of performance-based vesting restricted stock eligible to vest was based upon the Company’s achievement of certain modified pro forma EPS performance targets for fiscal 2016, adjusted to exclude expenses related to asset write-downs, litigation judgments or settlements, effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results, business acquisitions (including legal, due diligence and integration costs as well as transaction bonuses), stock compensation and certain other expenses that were not expected to be recurring. The Company measured its achievement of certain modified pro forma EPS performance targets over a one year period because the Compensation Committee believed it was more accurate to measure performance on an annualized basis in light of the continuous evolution and growth of the Company’s business.
Performance-based restricted stock awarded in fiscal 2016 is either not earned, earned at 50%, 75%, 100%, 125% or 150% of the target award; there is no interpolation/pro ration between levels of performance. The applicable modified pro forma EPS goals are set forth below:

Modified Pro Forma EPS Performance	% of Target Award Earned
$0.90 or greater	150%
0.875 to 0.899	125%
$0.85 to $0.874	100%
$0.825 to $0.849	75%
$0.80 to $0.824	50%
Less than $0.80	0%

Following the end of fiscal 2016, the Compensation Committee determined the extent to which such performance targets were achieved and, based on such determination, the number of shares of performance-based vesting restricted stock eligible to vest. The Company’s modified pro forma EPS for 2016 was $0.44, which resulted in 0% of the target award being earned.
In the first quarter, the Compensation Committee also determined to introduce price-based vesting stock options as a form of long-term incentive compensation for our named executive officers providing another compensation opportunity directly linked to a meaningful increase in stock price and thus shareholder value creation. More specifically, these awards were intended to further the alignment of the interests of our named executive officers and our shareholders by providing for conditions to exercise that will be satisfied only if our shareholders experience significant growth in our share price following the grant date. In particular, price-based stock options are eligible for vesting only if both (i) the named executive officer has remained continuously employed by the Company through the third anniversary of the date of grant (subject to limited exceptions for termination of employment due to death, disability, retirement or, following certain circumstances surrounding a change in control, termination without “cause” or for “good reason” as defined in the 2011 Incentive Plan) and (ii) the Company achieves a $30 stock price hurdle at any point during the four-year period beginning with the date of grant (attainment of the $30 threshold is based on a 20-consecutive trading day average or, in the context of change in control, the consideration per share paid or delivered in connection therewith). Provided the stock price vesting requirement has been satisfied, the service-based vesting requirement may also be deemed satisfied if a change in control occurs, as defined in the 2011 Incentive Plan, and the award is not assumed by the surviving entity in the change in control transaction. After vesting based on the service and stock price requirements, price-based stock options may be exercised at any time during the 10-year period after the option’s grant date and have value to the named executive officer only if the fair market value of our common stock at the time of exercise is greater than the exercise price, which is equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant ($20.23). Thus, achievement of the $30 target does not guarantee a minimum exercise value if the stock price subsequently declines.
Grants of price-based vesting stock options, and the grant date value of the award based on applicable accounting standards, were as follows: Mr. Christopher Pappas – 95,908 stock options ($905,372); Mr. John Pappas – 44,757 stock options ($422,506); Mr. Austin – 10,070 stock options ($95,061); Mr. Aldous – 8,632 stock options ($81,486); Ms. Lecouras – 7,193 stock options ($67,902).
All equity incentive awards granted in fiscal 2016 contain “double trigger” change in control provisions, so that in the event of a change in control vesting of the award is accelerated only if the executive experiences an involuntary termination of employment “without cause” or resigns for “good reason”. If a change in control occurs during the performance period for performance-based restricted stock, the award will be converted to time-based restricted stock based on target.
Retirement Plans and Other Benefits.
We believe that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing health and welfare benefits as well as methods for those individuals to save for retirement. Accordingly, we provide our named executive officers with the following benefits:

•
Health Insurance. We provide each of our named executive officers and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees. For our named executive officers, we pay both our portion and the executive’s portion of the premiums for these benefits.

•	Disability Insurance. We provide each of our named executive officers with short-term disability insurance.

•	Life Insurance. For each of our named executive officers, we pay the premiums for life insurance in an amount equal to their annual base salary, up to $300,000.

•
Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees; however, our named executive officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We make matching contributions for each of our employees, including our named executive officers, in an amount equal to 50% of any employee contributions up to 6% of the employee’s salary, with a maximum matching contribution of $2,500.

•	Nonqualified Deferred Compensation. We do not currently provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.
Employment Agreements, Offer Letters and Severance Benefits
Christopher Pappas’ Employment Agreement.
We entered into an employment agreement with Christopher Pappas on August 2, 2011, immediately prior to the consummation of our IPO. Mr. C. Pappas’ employment agreement has a three-year term and provides for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $750,000 (increased to $795,000 in February 2016), an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.
The agreement also provides for severance benefits if Mr. C. Pappas is terminated by us without cause, pursuant to which he would receive the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination; provided, however, that any severance or benefits payable to Mr. C. Pappas in the event of a change in control of the Company shall be determined in accordance with the Executive Change in Control Plan (the “Executive CIC Plan”). Mr. C. Pappas’ employment agreement also includes a non-competition and non-solicitation provision, pursuant to which Mr. C. Pappas agrees, among other things, that for one year following the termination of his employment with us, he will not (i) compete with us or our subsidiaries; (ii) induce a customer or supplier of ours to cease doing business with us; or (iii) induce an employee of ours to leave our employ. For purposes of Mr. C. Pappas’ employment agreement, “cause” is defined as (i) engaging in willful misconduct that is injurious to our company or our affiliates or (ii) the embezzlement or misappropriation of our, or our affiliates’, funds or property; however, that no act, or failure to act, is to be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of our company.
John Pappas’ Employment Agreement.
We entered into an employment agreement with John Pappas on January 12, 2012. Mr. J. Pappas’ employment agreement has a three-year term and provides for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $250,000 (increased to $395,000 in February 2016), an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.
The agreement also provides for severance benefits if Mr. J. Pappas is terminated by us without cause, pursuant to which he would receive the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination; provided, however, that any severance or benefits payable to Mr. J. Pappas in the event of a change in control of the Company shall be determined in accordance with the Executive CIC Plan. Mr. J. Pappas’ employment agreement also includes a non-competition and non-solicitation provision identical to the corresponding provision in the employment agreement with Mr. C. Pappas. For purposes of Mr. J. Pappas’ employment agreement, “cause” is defined in the same manner as in the employment agreement with Mr. C. Pappas.

Offer Letters and Other Severance Benefits.
John Austin
The terms of John Austin’s employment are described in an offer letter dated May 29, 2012 provided to him by the Company. This offer letter sets forth that Mr. Austin’s employment with the Company is at-will and either party can terminate the relationship at any time with or without “cause” and with or without notice. Pursuant to the terms of the offer letter, Mr. Austin received the following compensation and benefits: (i) an annual base salary of $290,000 (subject to adjustment in the discretion of the Compensation Committee or the Board), which subsequently has been increased, most recently to $375,000 in February 2016; (ii) participation in an annual cash incentive program; (iii) participation in the Company’s 2011 Incentive Plan; (iv) temporary travel, living and relocation expense reimbursement; (v) eligibility to participate in all employee benefit plans or programs of the Company available to salaried employees and/or executive officers; and (vi) four weeks of vacation annually. Additionally, pursuant to the terms of Mr. Austin’s offer letter and a time-based vesting restricted share award agreement entered into between Mr. Austin and us, Mr. Austin received a one-time sign-on bonus equal to 100,000 restricted shares of the Company’s common stock, which will vest in equal one-fifth increments as of the first through fifth anniversary dates of the commencement of Mr. Austin’s employment with us.
If the Company terminates Mr. Austin’s employment without “cause” (as defined in the offer letter), Mr. Austin will be entitled to receive his then current base salary for a period of twelve months following such termination, provided that any severance or benefits payable to Mr. Austin in the event that his employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Mr. Austin for “good reason” (as defined in the Executive CIC Plan), within two years following a change in control of the Company, shall be determined in accordance with the Executive CIC Plan.
Alexandros Aldous
The terms of Alexandros Aldous’ employment are described in an offer letter dated February 11, 2011, provided to him by the Company. This offer letter has no specific term and provides that Mr. Aldous is an at-will employee. Mr. Aldous’ annual base salary under the offer letter was $155,000, and his base salary subsequently has been increased several times, most recently to $325,000 in February 2016. Under his offer letter, Mr. Aldous was initially eligible to participate in our annual, performance-based cash incentive program at a target of 25% of his annual base salary. The Compensation Committee subsequently increased his target under the annual, performance-based cash incentive program to 35% of his annual base salary for fiscal 2012, increased the target to 50% of his annual base salary starting in fiscal 2013, and then further increased the target to 75% of his annual base salary starting in fiscal 2016.
In August 2014, Mr. Aldous entered into a severance agreement with the Company whereby Mr. Aldous is entitled to receive an amount equal to twelve months of his base salary as in effect as of the execution date of the severance agreement or on the effective date of his termination, whichever is greater, following the Company’s termination of his employment without “cause” (as defined in the severance agreement), provided that any severance or benefits payable to Mr. Aldous in the event that his employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Mr. Aldous for “good reason” (as defined in the Executive CIC Plan), within two years following a change in control of the Company, shall be determined in accordance with the Executive CIC Plan.
Patricia Lecouras
The terms of Patricia Lecouras’ employment are described in an offer letter dated January 1, 2007, provided to her by the Company. This offer letter has no specific term and provides that Ms. Lecouras is an at-will employee. Ms. Lecouras’ annual base salary under the offer letter was initially $200,000 and subsequently has been increased several times, most recently to $265,000 in February 2016. Ms. Lecouras is eligible to participate in our annual performance-based cash incentive program at a target of 75% of her annual base salary. Ms. Lecouras’ offer letter also provides that she is entitled to receive her base salary for a period of twelve months following her termination by us without “cause” (as defined in the offer letter), provided that any severance or benefits payable to Ms. Lecouras in the event that her employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Ms. Lecouras for “good reason” (as defined in the Executive CIC Plan), within two years following a change in control of the Company, shall be determined in accordance with the Executive CIC Plan.

Executive Change in Control Plan
In August 2014, upon approval and recommendation by the Compensation Committee, the Board approved and adopted the Executive CIC Plan for certain senior executives of the Company, including the named executive officers. Under the Executive CIC Plan, if during the two years following a “change in control” of the Company (as defined in the Executive CIC Plan), a named executive officer’s employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan), or the named executive resigns for “good reason” (as defined in the Executive CIC Plan), then the named executive officer will be entitled to the following:

•	a cash amount equal to the named executive officer’s base salary multiplied by an applicable severance multiple (3x for Mr. C. Pappas and 2x for other named executive officers);

•
a cash amount equal to the named executive officer’s reference bonus (generally, the average of the annual bonuses earned for the two calendar years immediately preceding the change in control) multiplied by the same severance multiple that applies to base salary;

•
if the termination of employment occurs during the calendar year in which the change in control occurs, a prorated target annual bonus for the year of termination, and if the termination of employment occurs in a calendar year following the calendar year in which the change in control occurs, a prorated annual bonus for the year of termination paid at the same time and in the same form as annual bonuses are paid to active employees generally based on actual performance in respect of the performance year, with all individual performance goals deemed attained at 100%; and

•	a lump-sum cash payment in lieu of benefits continuation.
If any payments or benefits provided to a named executive officer pursuant to the Executive CIC Plan would trigger the payment of the excise tax imposed by Section 4999 of the Code or any similar tax imposed by state or local law, the named executive officer will receive (i) the full payment or (ii) a payment reduced to the minimum amount necessary to avoid any such excise tax, whichever amount is greater on a post-tax basis. In no event is the Company responsible to gross-up or indemnify any named executive officer for excise taxes paid or reductions to payments and benefits received to avoid such excise taxes. The amounts payable under the Executive CIC Plan to each named executive officer are set forth in greater detail and quantified in the section captioned “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change in Control” below.
Our executive officers generally have long tenure with the Company and have provided the vision and leadership that have built the Company into the successful enterprise that it is today. The Compensation Committee believes that the interests of shareholders are best served by ensuring that the interests of our senior management are aligned with those of our shareholders. Change in control benefits are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in shareholders’ best interests. The security of competitive change in control arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which the Company requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the Executive CIC Plan was adopted to provide the “double trigger” severance benefits described above to the covered executives in the event of their termination under certain circumstances following a change in control. “Double trigger” benefits also require that two events occur in order for severance to be paid—a change in control followed by the executive’s involuntary termination of employment. The Compensation Committee believes a “double trigger” severance benefit provision is most appropriate, as it provides an incentive for greater continuity in management following a change in control.
Prior to adoption, the Compensation Committee reviewed the Executive CIC Plan with the assistance of the Hay Group, its outside compensation consultant at that time, to evaluate its effectiveness and competitiveness. This review resulted in the plan design described above. The amounts payable under the Executive CIC Plan to each named executive officer and under various other termination scenarios are set forth in greater detail within the section captioned “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change in Control” below.
2017 Compensation of Named Executive Officers
We did not increase the annual base salaries of our named executive officers for 2017. Thus all of our named executive officers will earn the same salary for 2017 as reported for 2016 on page 21.

Each of our named executive officers will also be eligible to receive performance-based cash incentive payments in the first quarter of 2018 under our 2017 Cash Incentive Plan (the “2017 Plan”) upon the Company’s achievement of performance targets related to our fiscal 2017 revenue and AEBITDA. The bonus for Messrs. C. Pappas, J. Pappas, Austin and Aldous and Ms. Lecouras under the 2017 Plan will be determined entirely based on the attainment of the corporate goals (revenue and AEBITDA). The revenue and AEBITDA targets will be adjusted to reflect new acquisitions and give effect to the other exclusions and adjustments specifically identified in the 2017 Plan. The AEBITDA target will exclude certain one-time costs (including asset write-downs, litigation judgments or settlements, and expenses related to the consummation and integration of business acquisitions, among others). The payout range for the Company’s attainment of corporate goals under our 2017 Plan, expressed as a percentage of target, is 0% to 200%. However, below-threshold performance on either financial measure (revenue or AEBITDA) will limit the payout for the other measure to 100% of target.
In the first quarter of 2017, the Compensation Committee, consistent with fiscal 2016, made ordinary course long-term incentive awards consisting of time-based restricted stock and performance-based restricted stock to our named executive officers other than Mr. C. Pappas and Mr. J. Pappas. Our long-term incentive program for 2017 does not include stock options. For 2017, the two forms of award were weighted, 70% performance-based restricted stock and 30% time-based restricted stock. Performance-based restricted stock will be earned based on the attainment of an AEBITDA margin and ROIC (return on invested capital) target, with each metric weighted equally at 50%, for the three year period following the date of grant. We selected these metrics following discussions with certain of our major stockholders, who expressed support for core operational metrics that drive long-term shareholder value creation. ROIC is generally defined as net operating profit after tax (NOPAT) divided by average total invested capital, excluding new market acquisitions but including fold-in acquisitions. ROIC will be measured in the final year of the performance period. Earned performance-based restricted stock will immediately vest upon the Compensation Committee’s certification of the attainment of the two targets for such three-year period. Performance-based restricted stock awarded in fiscal 2017 is either not earned or earned at 25%, 50%, 75%, 100%, 125%, 150%, 175% or 200% of the target award; there is no interpolation/pro ration between levels of performance. Time-based vesting restricted stock awarded in fiscal 2017 will vest in equal installments on the first, second and third anniversary of the vesting commencement date, as such date is set forth in the relevant award agreement.
All equity incentive awards granted in fiscal 2017 contain “double trigger” change in control provisions, so that in the event of a change in control vesting of the award is accelerated only if the executive experiences an involuntary termination of employment “without cause” or resigns for “good reason”. If a change in control occurs during the performance period for performance-based restricted stock, the award will be converted to time-based restricted stock based on target.
Tax and Accounting Implications
Deductibility of Executive Compensation.
Our Compensation Committee considers the accounting and tax treatment of executive compensation in determining the amount and form of compensation that we pay our named executive officers. For instance, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which generally disallows tax deductions to public companies for certain compensation in excess of $1,000,000 that is paid in any one tax year to our named executive officers (other than the chief financial officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements defined by the IRS. Annual incentive awards, stock option awards and performance-based restricted stock awards generally are performance-based compensation meeting those requirements and, as such, are expected to be fully deductible, but no assurance can be given that any such compensation will in fact be fully deductible under all circumstances. The Compensation Committee balances the desirability to qualify for such deductibility with the Company’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals and compensation objectives. As a result, the Compensation Committee may elect to provide compensation that is not deductible in order to achieve these goals and objectives.
Accounting for Equity-Based Compensation.
Accounting rules require that we expense equity-based compensation awards, including awards under the 2011 Incentive Plan.

CEO Stock Ownership Guidelines
To instill an ownership culture, our Board requires that our chief executive officer own shares of our common stock with a value equal to at least six times his annual salary. Our chief executive officer, Mr. C. Pappas, satisfies this requirement.
Clawback
Participants in our 2016 Plan are required, at the Company’s request, to return to the Company all or a portion of any awards paid to the participant pursuant to the 2016 Plan based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall equal the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made. A similar requirement is included in our 2017 Plan.
The Company established this policy prior to the passage of the Dodd-Frank Act, which establishes new requirements for such policies. Upon issuance by the SEC of final implementing regulations for the Dodd-Frank Act’s requirements, the Company will make any changes to its existing policy as may be required to comply with those regulations.
Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 30, 2016.
The Chefs’ Warehouse, Inc. Compensation Committee
Alan Guarino (chairman)
Dominick Cerbone
John A. Couri
Joseph Cugine

The foregoing Report of the Compensation Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, regardless of any general incorporation language in such filing.
Summary Compensation Table – Fiscal Years 2014-2016
The table below summarizes the compensation paid or accrued by us during the fiscal years indicated for our chief executive officer, chief financial officer, and each of our next three highest paid executive officers whose total compensation exceeded $100,000 for fiscal 2016.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)		STOCK AWARDS ($)(1)		STOCK OPTIONS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Christopher Pappas	2016	785,481		—		—		905,372	397,500	46,851	2,135,204
Chief Executive Officer	2015	749,992		1,000,000	(7)	—		—	365,250	23,975	2,139,217
	2014	749,986	(5)	—		—		—	530,625	40,205	1,320,816
John Pappas	2016	385,481	(6)	—		—		422,506	197,500	36,911	1,042,398
Vice Chairman	2015	332,692		350,000	(7)	—		—	175,000	23,725	881,417
	2014	250,000	(5)	—		—		—	176,875	38,167	465,042
John Austin	2016	374,769	(6)	26,367		229,712		95,061	105,469	13,470	844,848
Chief Financial Officer	2015	342,905		50,000		600,000	(8)	—	98,438	11,638	1,102,981
	2014	307,273	(5)	—		—	.	—	156,576	13,609	477,458
Alexandros Aldous	2016	319,712		30,469		196,899		81,486	91,406	5,745	725,717
General Counsel	2015	289,970		57,500		1,600,000	(8)(9)	—	37,500	6,991	1,991,961
	2014	240,694		—		—		—	103,325	7,122	351,141
Patricia Lecouras	2016	261,827	(6)	24,844		164,065		67,902	74,531	7,097	600,266
Chief Human Resources	2015	248,624		31,250		200,000	(8)	—	31,250	7,230	518,354
Officer	2014	240,694	(5)	—		—		—	103,325	10,008	354,027

(1)
Reflects the grant date fair value of our awards to certain of our named executive officers of restricted shares of our common stock consistent with FASB Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“ASC Topic 718”). The grant date fair value for these awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant (or the last day on which there was a closing market price of our common stock when grants were made on days when there was no trading in our common stock) and multiplying it by the number of shares awarded. The grant date fair value for awards of performance-based restricted stock reflects payouts at “target” levels of performance, which is the same as the “maximum” level of performance.

(2)
Reflects the grant date fair value of our stock option awards to certain of our named executive officers consistent with FASB ASC Topic 718. The assumptions made when calculating the amounts in this column are found in footnote 10 to the Consolidated Financial Statements of the Company and its subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for fiscal 2016.

(3)
Amounts reflect those amounts earned by the named executive officer under our performance-based, annual cash incentive compensation program. For a description of this program, please see the information under the caption “Performance-Based, Annual Cash Incentive Compensation” within the section captioned “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis” above.

(4)	The following table breaks out the components of the “All Other Compensation” paid to our named executive officers in fiscal 2016:

NAME	MEDICAL, DENTAL AND VISION INSURANCE PREMIUMS(a)	LIFE INSURANCE PREMIUMS(b)	TAX REIMBURSEMENT(C)	SHORT-TERM DISABILITY INSURANCE PREMIUMS(d)	401(k) PLAN MATCH(e)	AUTOMOBILE(f)	TOTAL(g)
Christopher Pappas	$8,947	$468	$1,290	$306	$2,500	$24,000	$46,851
John Pappas	$8,947	$468	$690	$306	$2,500	$24,000	$36,911
John Austin	$8,906	$468	$1,290	$306	$2,500	$0	$13,470
Alexandros Aldous	$2,201	$468	$270	$306	$2,500	$0	$5,745
Patricia Lecouras	$2,201	$414	$1,676	$306	$2,500	$0	$7,097

(a)	This amount reflects each named executive officer’s portion of the premiums for such individual and his or her family’s medical, dental and vision insurance that we pay on such individual’s behalf.

(b)	This amount reflects premiums we pay for each named executive officer’s group term life insurance.

(c)	This amount reflects reimbursement taxes incurred by the executive on group term life insurance premium payments reported in column (b).

(d)	This amount reflects the premiums we pay for each named executive officer’s short-term disability insurance.

(e)	This amount reflects our matching contribution to each named executive officer’s 401(k) plan.

(f)	Mr. C. Pappas and Mr. J. Pappas each received a monthly car allowance of $2,000 during fiscal 2016.

(g)	Total for C. Pappas includes incremental cost to the Company of limited personal use of Company chartered aircraft, which was less than $25,000.

(5)
The amount reported in the “Salary” column for each of Mr. C. Pappas, Mr. J. Pappas, Mr. Austin and Ms. Lecouras includes an amount of vacation pay earned but not used in fiscal 2013 and carried over to fiscal 2014 equal to approximately $14,423, $4,808, $2,378 and $2,793, respectively.

(6)
The amount reported in the “Salary” column for each of Mr. J. Pappas, Mr. Austin and Ms. Lecouras includes an amount of vacation pay earned but not used in fiscal 2015 and carried over to fiscal 2016 equal to approximately $5,385, $5,365, and $2,885, respectively.

(7)	Transaction bonus paid in cash upon successful completion of the Del Monte acquisition.

(8)	Includes a common stock award of, for Mr. Austin and Mr. Aldous, $500,000, and for Ms. Lecouras, $100,000, made upon successful completion of the Del Monte acquisition.

(9)	Includes a one-time grant of restricted stock valued at $1,000,000 that will vest in four annual installments on April 6 of 2016 through 2019.

2016 Grants of Plan-Based Awards
We granted cash and equity-based awards to our named executive officers in fiscal 2016. The following table provides information about plan-based awards granted to the named executive officers during fiscal 2016:

								All Other Stock Awards:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units(4)	Number of Shares Underlying Options(5)	Exercise or Base Price of Option Awards(6)	Grant Date Fair Value of Equity Awards(7)
Christopher Pappas	3/7/2016		$795,000	$1,192,500
	3/7/2016								95,908	$20.23	$905,372

John Pappas	3/7/2016		$395,000	$592,500
	3/7/2016								44,757	$20.23	$422,506

John Austin	3/7/2016								10,070	$20.23	$95,061
	3/7/2016		$281,250	$386,720
	3/7/2016							4,542			$91,885
	3/7/2016				2,271	4,542	6,813				$137,827

Alexandros Aldous	3/7/2016								8,632	$20.23	$81,486
	3/7/2016		$243,750	$335,158
	3/7/2016							3,893			$78,755
	3/7/2016				1,947	3,893	5,840				$118,143

Patricia Lecouras	3/7/2016		$198,750	$273,283
	3/7/2016								7,193	$20.23	$67,902
	3/7/2016							3,244			$65,626
	3/7/2016				1,622	3,244	4,866				$98,439

(1)
Represents the possible performance-based, cash incentive award payments pursuant to our 2016 Plan. For a description of the 2016 Plan and awards made pursuant thereto, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Components of Fiscal 2016 Compensation for Our Named Executive Officers – Performance-Based, Annual Cash Incentive Compensation” beginning on page 22 of this proxy statement, and for a description of the payments actually made pursuant to the 2016 Plan, see “EXECUTIVE COMPENSATION – Summary Compensation Table – Fiscal Years 2014-2016” beginning on page 31 of this proxy statement.

(2)
There were no threshold payouts under the 2016 Plan, as the possible performance-based, cash incentive award payments under the 2016 Plan were to be paid on a sliding scale basis from $0 up to a certain percentage of a named executive officer’s fiscal 2016 annual base salary based on our achievement of certain revenue or AEBITDA targets. These sliding scale payments and the related revenue and AEBITDA targets are described more fully under “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Components of Fiscal 2016 Compensation for Our Named Executive Officers – Performance-Based, Annual Cash Incentive Compensation” beginning on page 22 of this proxy statement.

(3)
The amounts shown in the sub-columns directly below the column marked (3) reflect threshold, target and maximum performance for the performance restricted share award granted pursuant to the 2016 Plan. The forfeiture restrictions associated with these restricted stock awards will lapse in one-fourth increments, provided that the grantee provides continuous service through the applicable vesting date, and further provided that the additional conditions and performance criteria related to audited fully diluted earnings per share for fiscal 2016 are met, as set forth in the his performance-based vesting restricted share award agreement, with one-fourth of the forfeiture restrictions lapsing on the first through fourth anniversary dates of the grant date.

(4)	The forfeiture restrictions associated with these restricted share awards will lapse in one-fourth increments as of the first through fourth anniversary dates of the grant date.

(5)
Price-based stock options are eligible for vesting only upon the Company achieving a $30 stock price hurdle (based on 20-consecutive trading day average) on or before the fourth anniversary of the grant date; in addition, price based stock options may not be exercised before the third anniversary of the grant date and are subject to the reporting person’s non-qualified stock option agreement.

(6)	The exercise price for each price-based option is the closing price quoted on the NASDAQ on the grant date.

(7)
The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. For awards that are subject to performance conditions, the amounts included in this column are the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures).

Outstanding Equity Awards at 2016 Fiscal Year End
The table below summarizes the amount of unvested time-based vesting and performance-based vesting restricted stock awards granted for each named executive officer as of December 30, 2016. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. We have not issued stock options to any of our named executive officers. For additional information on our equity awards, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Components of Fiscal 2016 Compensation for Our Named Executive Officers – Long-Term Equity Compensation” on page 25 of this proxy statement.

	OPTION AWARDS
NAME	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED(#)	MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED($)(1)
Christopher Pappas	—	95,908(2)	—	$20.23	3/7/2026	N/A	N/A
John Pappas	—	44,757(2)	—	$20.23	3/7/2026	N/A	N/A
John Austin	—	10,070(2)	—	$20.23	3/7/2026	N/A	N/A
	—	—	—	—		4,542(3)	$71,764
	—	—	—	—		23,587(4)	$372,675
Alexandros Aldous		8,632(2)		$20.23	3/7/2026
	—	—	—	—		3,893(3)	$61,509
	—	—	—	—		37,417(5)	$591,189
Patricia Lecouras		7,193(2)		$20.23	3/7/2026
	—	—	—	—		3,244(3)	$51,255
	—	—	—	—		3,587(6)	$56,675

(1)	The value presented in the table is equal to the product of the number of shares that had not vested as of the last trading day of fiscal 2016 (December 30, 2016), which was $15.80.

(2)
Price-based stock option eligible for vesting only upon the Company achieving a $30 stock price hurdle (based on 20-consecutive trading day average) on or before the fourth anniversary of the grant date; in addition, price based stock options may not be exercised before the third anniversary of the grant date and are subject to the reporting person’s non-qualified stock option agreement.

(3)
The forfeiture restrictions associated with this restricted share award made in fiscal 2016 will lapse in one-fourth increments as of the first through fourth anniversary dates of the grant date (March 7, 2016).

(4)
Includes (i) 21,076 shares of time-based vesting restricted stock awarded prior to fiscal 2016 which were unvested at the end of fiscal 2016 and (ii) 2,511 shares of the performance-based restricted stock awarded in fiscal 2015 and for which the performance condition was satisfied based on fiscal 2015 performance but which remained subject to a time-based vesting condition at the end of fiscal 2016. Of the 21,076 shares of time-based vesting restricted stock: 20,000 shares will vest on July 1, 2017; and the remaining 1,076 shares will vest in three annual installments on March 6 of 2017 through 2019. The 2,511 shares of performance restricted stock will vest in three annual installments March 7 of 2017 through 2019.

(5)
Includes (i) 34,906 shares of time-based vesting restricted stock awarded prior to fiscal 2016 which were unvested at the end of fiscal 2016 and (ii) 2,511 shares of the performance-based restricted stock awarded in fiscal 2015 and for which the performance condition was satisfied based on fiscal 2015 performance but which remained subject to a time-based vesting condition at the end of fiscal 2015. Of the 34,906 shares of time-based vesting restricted stock: 1,076 shares will vest in three annual installments on March 6 of 2017 through 2019; and the remaining 33,830 shares will vest in three annual installments on April 6 of 2017 through 2019. The 2,511 shares of performance restricted stock will vest in three annual installments March 7 of 2017 through 2019.

(6)
Includes (i) 1,076 shares of time-based vesting restricted stock awarded prior to fiscal 2016 which were unvested at the end of fiscal 2016 and (ii) 2,511 shares of performance-based restricted stock awarded in fiscal 2015 and for which the performance condition was satisfied based on fiscal 2015 performance but which remained subject to a time-based vesting condition at the end of fiscal 2015. The 1,076 shares of time-based vesting restricted stock will vest in three annual installments on March 6 of 2017 through 2019. The 2,511 shares of performance restricted stock will vest in three annual installments March 7 of 2017 through 2019.

2016 Stock Vested Table
The following table sets forth certain information with respect to the number of shares of restricted stock that our named executive officers received upon vesting in fiscal 2016:

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING
Christopher Pappas	N/A	N/A
John Pappas	N/A	N/A
John Austin(1)	24,703	$388,817
Alexandros Aldous(2)	14,718	$282,872
Patricia Lecouras(3)	3,739	$59,479

(1)
Of Mr. Austin’s 24,703 shares of restricted stock which vested in fiscal 2016: (i) 602 shares vested on January 12, 2016, (ii) 2,905 shares vested on January 21, 2016, (iii) 359 shares vested on March 6, 2016, (iv) 837 shares vested on March 7, 2016, and (v) 20,000 shares vested on July 1, 2016. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $14.77 (January 12, 2016), $13.69 (January 21, 2016), $18.45 (March 6, 2016), $20.23 (March 7, 2016) and $15.83 (July 1, 2016).

(2)
Of Mr. Aldous’s 14,718 shares of restricted stock which vested in fiscal 2016: (i) 728 shares vested on January 12, 2016, (ii) 1,517 shares vested on January 21, 2016, (iii) 359 shares vested on March 6, 2016, (iv) 837 vested on March 7, 2016 and (v) 11,277 vested on April 6, 2016. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $14.77 (January 12, 2016), $13.69 (January 21,2016), $18.45 (March 6, 2016), $20.23 (March 7, 2016) and $20.20 (April 6, 2016).

(3)
Of the 3,739 shares of restricted stock of Ms. Lecouras which vested in fiscal 2016: (i) 1,027 shares vested on January 12, 2016, (ii) 1,516 shares vested on January 21, 2016, (iii) 359 vested on March 6, 2016 and (iv) 837 vested on March 7, 2016. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $14.77 (January 12, 2016), $13.69 (January 21, 2016), $18.45 (March 6, 2016) and $20.23 (March 7, 2016).

Potential Payments upon Termination or Change in Control
The table below reports the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment and in certain situations following a change in control of the Company. The amounts shown in the table below reflect the assumption that the named executive officer’s termination of employment was effective as of December 30, 2016, and that the executive was employed through such date. The columns for amounts due upon a change in control or upon certain terminations following a change in control reflect the assumption that the change in control occurred and, if applicable, the executive experienced a termination of employment as of December 30, 2016. Amounts listed represent the incremental amounts due to the named executive officers beyond what they would have received without, as applicable, a termination of employment or change in control. Thus, amounts earned under the 2016 Plan, which were earned as of the end of fiscal 2016, are not duplicated in the table. All amounts shown are estimates of the amounts which would be paid out to the executives. The actual amounts to be paid out can only be determined at the time of the relevant triggering event.
For purposes of the table, the value attributed to acceleration of the vesting of restricted stock awards is based on the closing price of our common stock on the last trading day of fiscal 2016 (December 30, 2016), which was $15.80.

EXECUTIVE BENEFITS AND PAYMENTS UPON SEPARATION	INVOLUNTARY NOT-FOR-CAUSE TERMINATION ON 12/30/2016		DISABILITY ON 12/30/2016	DEATH ON 12/30/2016	CHANGE IN CONTROL ON 12/30/2016(1)	TERMINATION BY EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE DURING THE TWO-YEAR PERIOD FOLLOWING A CHANGE IN CONTROL ON 12/30/2016(1)(2)
Christopher Pappas
Acceleration of Vesting of Restricted Stock	—		—	—	—	—
Cash Severance Payment	$795,000	(3)	—	—	—	$3,728,813
Total	$795,000		—	—	—	$3,728,813
John Pappas
Acceleration of Vesting of Restricted Stock	—		—	—	—	—
Cash Severance Payment	$395,000	(3)	—	—	—	$1,141,875
Total	$395,000		—	—	—	$1,141,875
John Austin
Acceleration of Vesting of Restricted Stock	$316,000	(4)	$516,203	$516,203	$516,203	$516,203	(9)
Cash Severance Payment	$375,000	(5)	—	—	—	$1,055,014
Total	$691,000		$516,203	$516,203	$516,203	$1,571,217
Alexandros Aldous
Acceleration of Vesting of Restricted Stock	$534,506	(6)	$714,207	$714,207	$714,207	$714,207	(9)
Cash Severance Payment	$325,000	(7)	—	—	—	$848,325
Total	$859,506		$714,207	$714,207	$714,207	$1,562,532
Patricia Lecouras
Acceleration of Vesting of Restricted Stock	—		$159,185	$159,185	$159,185	$159,185	(9)
Cash Severance Payment	$265,000	(8)	—	—	—	$695,825
Total	$265,000		$159,185	$159,185	$159,185	$855,010

(1)
Amounts in this column assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock are not assumed in the change in control transaction and therefore vested immediately prior to the change in control transaction. If awards are assumed by the successor entity in the change in control, awards will vest if within one year following the change in control the executive terminates employment by reason of death, disability, normal or early retirement, for “good reason” by the executive or involuntary termination for any reason other than “cause”. Thus amounts in this column would also apply if the individual’s time-based vesting and performance-based vesting restricted shares are assumed in the change in control transaction and the individual’s employment terminated for any of the foregoing reasons as of December 30, 2016.

(2)
As discussed in “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Employment Agreements, Offer Letters and Severance Benefits—Offer Letters and Other Severance Benefits—Executive Change in Control Plan” the severance benefit due in connection with a resignation by the individual for “good reason” or termination by the Company without “cause” (as such terms are defined in the Executive CIC Plan) during the two-year period following a change in control is a multiple of the individual’s base salary and reference bonus (average of the annual bonuses paid to the executive for the two calendar years immediately preceding the change in control). The multiple for Mr. C. Pappas is 3x, and the multiple for the other named executive officers is 2x. For purposes of the table, annual bonuses paid for 2014 and 2015 were used to calculate the reference bonus. In addition, under the Executive CIC Plan, amounts are reduced in the event that the individual would be subject to excise taxes imposed under Section 4999 of the Code or any similar tax imposed by state or local law, but only where the after-tax payments received by the individual would be greater than the after-tax payments without regard to such reduction. The total amounts payable above have been calculated assuming no reduction would apply to avoid excise taxes under Section 4999 or state or local law.

(3)
Pursuant to our employment agreements with each of Christopher Pappas and John Pappas, if such named executive officer is terminated by us without “cause” (as that term is defined in his employment agreement), he is entitled to receive an amount equal to his annual base salary, payable for a period of one (1) year from the date of his termination and on the same terms and with the same frequency as his annual base salary was paid prior to such termination.

(4)
Represents the acceleration of vesting of the remaining unvested shares of restricted stock granted to Mr. Austin as a one-time sign-on bonus pursuant to the terms of his offer letter and a time-based vesting restricted share award agreement between Mr. Austin and us.

(5)	Mr. Austin is entitled to receive his base salary for twelve months following our termination of his employment without “cause” (as that term is defined in his offer letter).

(6)	The vesting of a special award of 45,106 shares of restricted stock made to Mr. Aldous during fiscal 2015 would accelerate if we were to terminate Mr. Aldous’s employment without cause.

(7)
Mr. Aldous is entitled to receive an amount equal to twelve months of his base salary as in effect as of the date of his severance agreement or on the effective date of his termination, whichever is greater, following our termination of his employment without “cause” (as that term is defined in his severance agreement).

(8)	Ms. Lecouras is entitled to receive her base salary for twelve months following our termination of her employment without “cause” (as that term is defined in her offer letter).

(9)
Amounts assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock were assumed in the change in control transaction and were accelerated in connection with the executive’s termination without “cause” or resignation for “good reason” as of December 31, 2016.

Director Compensation
Pursuant to our Corporate Governance Guidelines, the Board is responsible for setting the compensation of its independent directors. For fiscal 2016, the retainer we paid our non-employee directors was increased from $75,000 to $85,000. The retainer consists of a mix of cash and equity. The cash portion of the retainer was increased from $25,000 to $30,000 and is paid in quarterly installments on the first day of each fiscal quarter. The equity portion of the retainer was increased from $50,000 to $55,000 in time-based vesting restricted stock, which will vest at the Annual Meeting. In fiscal 2016, we did not pay directors for attending meetings of the Board or its committees, but we did pay directors for committee membership and chairmanship and reimbursed our independent directors for their expenses incurred in attending Board and committee meetings. Our directors receive retainers for their participation as members of committees of the Board equal to $8,000 for Audit Committee membership, $5,000 for Compensation Committee membership and $4,000 for Nominating and Corporate Governance Committee membership. Directors who serve as a chairman of a committee of the Board receive retainers equal to $15,000 for the Audit Committee chairmanship, $10,000 for the Compensation Committee chairmanship, and $7,500 for the Nominating and Corporate Governance Committee chairmanship.
The table below summarizes the compensation paid by us to our directors for fiscal 2016:

	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Christopher Pappas(1)	—	—	—	—
John Pappas(1)	—	—	—	—
John DeBenedetti(1)	—	—	—	—
Dominick Cerbone	$55,500	$54,998	—	$110,498
John A. Couri	$45,256	$54,998	—	$100,254
Joseph Cugine	$41,750	$54,998	—	$96,748
Steven Goldstone	$25,500	$54,998	—	$80,498
Alan Guarino	$47,750	$54,998	—	$102,748
Stephen Hanson	$40,750	$54,998	—	$95,748
Katherine Oliver	$32,750	$54,998	—	$87,748

(1)	These individuals did not receive any compensation for their service as a director, and they have no outstanding options or stock awards as of the end of fiscal 2016.

(2)
Each of these restricted stock awards was unvested as of the end of fiscal 2016, and they will each vest at the Annual Meeting. Consistent with ASC Topic 718, the amounts in the table reflect the grant date fair value of our awards to each of our directors, other than Messrs. C. Pappas, J. Pappas, and J. DeBenedetti, of 3,521 restricted shares of our common stock on May 13, 2016, the date of our 2016 annual meeting of stockholders. The grant date fair value for these awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant, which was $15.62, and multiplying it by the number of shares awarded.

Director Stock Ownership Requirement
To further align the interests of the Board with the interests of the Company’s stockholders, the Company believes that its independent directors should be stockholders and have a significant personal financial stake in the Company. Accordingly, each independent director is required to own shares of the Company’s common stock valued at three times the director’s equity component of the then-current annual retainer. Each director has three years from the date of the director’s election to the Board to attain such level of stock ownership. After achieving the minimum level of stock ownership, ownership of the minimum amount must be maintained as long as the director remains on the Board. The Nominating and Corporate Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. Until the stock ownership requirements are met, directors are required to retain the net number of shares of the Company’s common stock received by the directors pursuant to awards granted to the directors or exercised by the directors pursuant to the 2011 Incentive Plan.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected BDO USA, LLP as our independent registered public accounting firm for fiscal 2017 and has recommended to the Board that this selection be submitted to our stockholders for ratification at the Annual Meeting. Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of BDO USA, LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of BDO USA, LLP, the Audit Committee will reconsider the matter.

Representatives of BDO USA, LLP, which served as our independent registered public accounting firm for fiscal 2016, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for fiscal 2017. Proxies received by the Board will be voted “FOR” ratification of BDO USA, LLP unless a contrary choice is specified in the proxy.

Vote Required
An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 2 is necessary to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal 2017. Abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 2.

Fees Paid to BDO USA, LLP
In addition to retaining BDO USA, LLP to audit our financial statements for fiscal 2016, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by BDO USA, LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2016	Fiscal 2015
Audit Fees	$1,158,854	$1,069,410
Audit-Related Fees	77,201	194,651
Tax Fees	—	8,940
All Other Fees	—	—
	$1,236,055	$1,273,001

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports and services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements. Fees for audit services in fiscal 2016 include fees billed for the audit of our annual financial statements and fees related to BDO USA, LLP’s assessment of internal control over financial reporting. Fees for audit services in fiscal 2015 include fees billed for the audit of our annual financial statements and fees related to BDO USA, LLP’s assessment of internal control over financial reporting.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2016 and fiscal 2015, fees for audit-related services include fees billed for agreed upon procedures work performed in connection with the Company’s acquisitions and fees billed for professional services related to our public offering of common stock, including providing comfort letters and consents.

Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.

All Other Fees consist of fees for services other than the services reported above. In fiscal 2016 and fiscal 2015, no services other than those discussed above were provided by BDO USA, LLP.

The Audit Committee has considered whether the provision of the non-audit services described above by BDO USA, LLP is compatible with maintaining auditor independence and determined that BDO USA, LLP’s provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit related services to be provided by the Company’s independent auditor regardless of amount. These services may include audit services, audit-related services, tax services and other related services. BDO USA, LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by BDO USA, LLP in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In fiscal 2016, all services provided by BDO USA, LLP were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of “independent directors,” as defined in the NASDAQ Listing Rules, and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and NASDAQ.

Audit Committee Disclosures

With respect to the fiscal year ended December 30, 2016, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.
The Audit Committee has discussed with its independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by the statement on Auditing Standards No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board.

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2016, for filing with the SEC.

The Chefs’ Warehouse, Inc.
Audit Committee

Dominick Cerbone (chairman)
Joseph Cugine
Stephen Hanson

The foregoing Report of the Audit Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or under the Exchange Act, regardless of any general incorporation language in such filing.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in this proxy statement under the caption “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” the Compensation Committee’s goal in setting executive compensation is to attract and retain highly-qualified executives by providing total compensation for each position that our board of directors and chief executive officer believe is competitive within our business sector. We also seek to provide appropriate incentives for our named executive officers to achieve performance metrics related to company-wide performance and the individual’s relevant performance goals. In applying these principles, we seek to integrate compensation with our short-and long-term strategic plans and to align the interests of our named executive officers with the long-term interests of our stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis contained in this proxy statement, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the summary compensation table set forth in “EXECUTIVE COMPENSATION—Summary Compensation Table—Fiscal Years 2014-2016” and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2016.

The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and in incentivizing performance that supports our short-and long-term strategic objectives and that the compensation of our named executive officers in fiscal 2016 reflects and supports these compensation policies and procedures.

As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. At our 2016 annual meeting of stockholders, a majority of our stockholders voted, on a non-binding, advisory basis, to hold the “say-on-pay” advisory vote every year, and our Board subsequently determined that the Company will do so until the next required vote on the frequency of such “say-on-pay” advisory votes occurs. Accordingly, we will hold the next “say-on-pay” advisory vote at the Annual Meeting. Although non-binding, the Board and the Compensation Committee will review the voting results of the “say-on-pay” advisory vote and take them into consideration when making future decisions regarding our executive compensation programs.

The Board unanimously recommends that stockholders vote “FOR” the non-binding, advisory vote on executive compensation. Proxies received by the Board will be voted “FOR” the non-binding, advisory vote on executive compensation unless a contrary choice is specified in the proxy.

Vote Required
An affirmative vote of a majority of the shares represented at the Annual Meeting (including by webcast) or by properly executed proxy and entitled to vote on Proposal 3 is necessary for approval. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 3.

PROPOSAL 4—APPROVE THE MATERIAL TERMS OF SECTION 162(M) PERFORMANCE GOALS AS SET FORTH IN THE 2011 OMNIBUS EQUITY INCENTIVE PLAN
Overview

At the 2012 annual meeting of stockholders, our stockholders approved 2011 Incentive Plan, which includes the material terms of performance goals to be used by the Compensation Committee (for purposes of this proposal, the “Committee”) for awarding certain compensation to executives from the date of that meeting until the date of the 2017 Annual Meeting. In this proposal, the Board is requesting that stockholders reapprove the material terms of the performance goals to enable the company to continue to have a stockholder-approved arrangement under which certain compensation awarded to executives until the date of the 2022 annual meeting of stockholders may qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals for such compensation be disclosed to and approved by shareowners every five years. In accordance with Section 162(m), the material terms that the shareowners approve constitute the framework for the Committee to establish programs and awards under which compensation provided by the company can qualify as performance-based compensation for purposes of Section 162(m); however there can be no guarantee that amounts payable under these programs and awards will be treated as qualified performance-based compensation under Section 162(m).

The performance goals pertain to performance awards made under our 2011 Incentive Plan. Performance awards may be denominated in cash or in shares and include awards made under our annual cash incentive plans as well as awards of performance-based restricted stock.

Material Terms of the Performance Goals

For purposes of Section 162(m), the material terms of the performance goals include: (1) the employees eligible to receive compensation; (2) the description of the business measurements on which the performance goals are based; and (3) the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below, and stockholder approval of this proposal constitutes re-approval of each of these aspects for purposes of the Section 162(m) shareowner approval requirements.

Group of Employees Covered
The group of employees to whom awards would be made subject to the performance goals are those individuals designated as “covered officers” under the 2011 Incentive Plan. This group includes any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) (subject to the Committee’s discretion to exclude any individual who is not reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company or the taxable year of the Company in which the applicable award will be paid or vested), and any individual who is designated by the Committee, in its discretion, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable award will be paid or vested.

Business Measurements in the Performance Goals
The 2011 Incentive Plan identifies the following business measurements as the basis of the performance goals: (i) earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation; (ii) operating (or gross) income or profit; (iii) operating efficiencies; (iv) return on equity, assets, capital, capital employed or investment; (v) after tax operating income; (vi) net income; (vii) earnings or book value per share; (viii) financial ratios; (ix) cash flow(s); (x) total sales or revenues or sales or revenues per employee; (xi) production (separate work units); (xii) stock price or total stockholder return; (xiii) dividends; (xiv) debt or cost reduction; (xv) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals (including, without limitation, developmental, strategic or manufacturing milestones of products or projects in development, execution of contracts with current or prospective customers and development of business expansion strategies) and goals relating to acquisitions, joint ventures or collaborations or divestitures; or (xvi) any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria listed in the 2011 Incentive Plan to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action or (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management. The Committee commits to make any such adjustments no later than 90 days following the commencement of each performance period.

Per-person Maximum Amounts
With respect to any covered officer, the maximum annual number of shares in respect of which all performance awards may be granted under the 2011 Incentive Plan is 200,000, and the maximum amount of all performance awards that are settled in cash and that may be granted under the 2011 Incentive Plan in any year is $2,000,000.

New Plan Benefits

The benefits that will be awarded or paid under the 2011 Incentive Plan in the future are not currently determinable. Awards granted under the 2011 Incentive Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them.

Annex A includes a summary of the 2011 Incentive Plan as well as additional information about our equity compensation plans. You should refer to Annex A for more information about the features of the 2011 Incentive Plan and a complete understanding of this proposal.

The Board unanimously recommends that stockholders vote FOR the proposal to approve the material terms of the performance goals included in the 2011 Incentive Plan. Proxies received by the Board will be voted “FOR” the non-binding, advisory vote on executive compensation unless a contrary choice is specified in the proxy.

Vote Required

An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 4 is necessary for approval. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 4.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for fiscal 2016 pursuant to Rule 16a-3(e) of the Exchange Act and written representations from Reporting Persons that all required reports had been filed, the Company believes that all Reporting Persons filed the required reports on a timely basis, except that Christopher Pappas and John Pappas each had one late report for a March 2016 transaction relating to the surrender of stock back to the Company to cover withholding taxes on a release of restricted stock.

Stockholder Proposals for the 2018 Annual Meeting of Stockholders
The 2018 annual meeting of stockholders is expected to be held on May 18, 2018, although this date may change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2018 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in the Company’s proxy materials for the 2018 annual meeting of stockholders, stockholder proposals must be received by the Company at 100 East Ridge Road, Ridgefield, Connecticut 06877, addressed to the corporate secretary of the Company, not later than December 8, 2017. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2018 annual meeting although not included in the Company’s proxy materials may do so by following the procedures prescribed in the Company’s bylaws. In order for the proposal to be considered timely for the Company’s 2018 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 19, 2018 and not later than February 18, 2018); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be so received not later than the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made, whichever occurs first.

The stockholder’s submission must include certain specified information concerning the proposal and the stockholder, including such stockholder’s ownership of our common stock. As we will not entertain any proposals at an annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING ON THE INTERNET THROUGH THE VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE EITHER VIA THE INTERNET, OR BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES ELECTRONICALLY OVER THE INTERNET DURING THE MEETING.

By Order of the Board of Directors,
/s/ Christopher Pappas
Christopher Pappas
Chairman of the Board

April 7, 2017

ANNEX A

Additional Information Regarding Proposal 4

Description of the 2011 Omnibus Equity Incentive Plan

The purpose of the 2011 Incentive Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining key officers, employees and directors; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders.

The Board adopted the 2011 Incentive Plan on July 27, 2011, and it was approved by stockholders at the 2012 annual meeting of stockholders.

Set forth below is a summary of the terms of the 2011 Incentive Plan.

Summary of Material Terms

Eligibility and Administration of the 2011 Incentive Plan

Any key officer, employee, consultant or director of ours shall be eligible to be a designated participant. The 2011 Incentive Plan shall be administered by a “Committee” composed of at least two “non-employee directors,” within the meaning of Section 16 of the Exchange Act, and Rule 16b-3 thereunder, each of whom is designated as: (i) an “outside director” for purposes of Section 162(m) of the Code, and (ii) “independent” within the meaning of the Listing Rules of The NASDAQ Stock Market.

Limitations on the 2011 Incentive Plan Awards

No participant may receive options or stock appreciation rights, or SARs, under the 2011 Incentive Plan in any calendar year that, taken together, relate to more than 200,000 shares. With respect to any covered officer, the maximum annual number of shares in respect of which all performance awards may be granted under the 2011 Incentive Plan is 200,000, and the maximum amount of all performance awards that are settled in cash and that may be granted under the 2011 Incentive Plan in any year is $2,000,000.

Shares Subject to the 2011 Incentive Plan

The number of shares of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) which may be issued pursuant to all awards after the effective date of the 2011 Incentive Plan is equal to 1,750,000 (the “Share Reserve”). Each Share issued pursuant to an option, restricted stock award, restricted stock unit or redeemed portion of a SAR shall reduce the Share Reserve by one share.

If any award granted under the 2011 Incentive Plan shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the shares subject to such award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for awards under the 2011 Incentive Plan. Notwithstanding the foregoing, if an option or SAR is exercised, in whole or in part, by tender of shares or if the Company’s tax withholding obligation is satisfied by withholding shares, the number of shares deemed to have been issued under the 2011 Incentive Plan shall be the number of shares that were subject to the option or SAR or portion thereof, and not the net number of shares actually issued and any SARs to be settled in shares shall be counted in full against the number of shares available for issuance under the 2011 Incentive Plan, regardless of the number of shares issued upon the settlement of the SAR.

Stock Options and Stock Appreciation Rights

The Committee shall have sole and complete authority to determine the participants to whom options and SARs shall be granted, the number of shares subject to each award, the exercise price and the conditions and limitations applicable to the exercise of each option and SAR. An option may be granted with or without a related SAR. A SAR may be granted with or without a related option. The Committee shall have the authority to grant incentive stock options and to grant non-qualified stock options. In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

The per share exercise price of an option or SAR may not be less than the market value of a Share on the date of grant (subject to a limited exception for options or SARs granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines, in which case the Committee may preserve, but not increase, the economic value of the substituted award).

The 2011 Incentive Plan prohibits the repricing of options and SARS. In particular, the Committee may not (i) amend the terms of previously granted options or SARs to reduce the exercise price, (iii) cancel options or SARS and grant substitute Options or SARs with a lower exercise price, in each case without the approval of the Company’s stockholders.

Each option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable award agreement or thereafter. The Committee may impose such conditions with respect to the exercise of options or SARs, including without limitation any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any option granted under the 2011 Incentive Plan shall be effective only at such time as the sale of shares pursuant to such exercise will not violate any state or federal securities or other laws.

Until the optionee has been issued the Shares subject to exercise of an option, he or she shall possess no rights as a stockholder with respect to such Shares.

Restricted Shares and Restricted Share Units

The Committee shall have sole and complete authority to determine the participants to whom restricted shares and restricted share units shall be granted, the number of restricted shares and/or the number of restricted share units to be granted to each participant, the duration of the period during which, and the conditions under which, the restricted shares and restricted share units may be forfeited to the Company, and the other terms and conditions of such awards.

Each restricted share and restricted share unit award made under the 2011 Incentive Plan shall be for such number of shares as shall be determined by the Committee and set forth in the award agreement containing the terms of such restricted share or restricted share unit award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the shares covered by the restricted share or restricted share unit award. The award agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding restricted share and restricted share unit awards.

Each restricted share unit shall have a value equal to the fair market value of a share. Restricted share units may be paid in cash, shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable award agreement. The applicable award agreement shall specify whether a participant will be entitled to receive dividend equivalent rights in respect of restricted share units at the time of any payment of dividends to stockholders on shares.

Performance Awards

The Committee shall have sole and complete authority to determine the participants who shall receive a performance award, which shall consist of a right that is (i) denominated in cash or shares (including but not limited to restricted shares and restricted share units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

Subject to the terms of the 2011 Incentive Plan and any applicable award agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award, and may amend specific provisions of the performance award, provided, however, that such amendment may not adversely affect existing performance awards made within a performance period commencing prior to implementation of the amendment.

Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Separation from service prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the performance award, and no payments will be made.

Notwithstanding the foregoing, the Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a performance award. A participant’s rights to any performance award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Awards that are granted as performance-based awards to certain officers of the Company shall be based upon the attainment of performance goals established by the Committee and payable at such time and in such form as the Committee shall determine. The performance objectives of performance-based awards to certain officers under the 2011 Incentive Plan may include one or more or a combination of objectives, including the following: (i) earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation; (ii) operating (or gross) income or profit; (iii) operating efficiencies; (iv) return on equity, assets, capital, capital employed or investment; (v) after tax operating income; (vi) net income; (vii) earnings or book value per share; (viii) financial ratios; (ix) cash flow(s); (x) total sales or revenues or sales or revenues per employee; (xi) production (separate work units); (xii) stock price or total stockholder return; (xiii) dividends; (xiv) debt or cost reduction; (xv) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals (including, without limitation, developmental, strategic or manufacturing milestones of products or projects in development, execution of contracts with current or prospective customers and development of business expansion strategies) and goals relating to acquisitions, joint ventures or collaborations or divestitures; or (xvi) any combination thereof.

To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each covered officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to covered officers for such performance period. In determining the amount earned by a covered officer for a given performance period, subject to any applicable award agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

Other Stock-Based Awards

The Committee shall have the authority to determine the participants who shall receive other equity-based awards, as deemed by the Committee to be consistent with the purposes of the 2011 Incentive Plan. Subject to the terms of the 2011 Incentive Plan and any applicable award agreement, the Committee shall determine the terms and conditions of any such other stock-based award.

Non-Employee Director Awards

The Board may provide that all or a portion of a non-employee director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable in the form of nonqualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares. The Board shall have full power and authority in its discretion to determine the terms and conditions of any such awards, including the terms and conditions which may apply upon a termination of the non-employee director’s service as a member of the Board and shall have full power and authority in its discretion to administer such awards, subject to the terms of the 2011 Incentive Plan and applicable law.

Separation from Service

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any award upon a separation from service with the Company, its subsidiaries and affiliates, including a separation from the Company with or without cause, by a participant voluntarily, or by reason of death, disability, early retirement or retirement, and may provide such terms and conditions in the award agreement or in such rules and regulations as it may prescribe.

Change in Control

Unless otherwise provided by the Committee, or in an award agreement or by a contractual agreement between the Company and a participant, if, within one year following a change in control, a participant separates from service with the Company (or its successor) by reason of (a) death; (b) disability; (c) normal retirement or early retirement; (d) for good reason by the participant; or (e) involuntary termination by the Company for any reason other than for cause, all outstanding awards of such participant shall vest, become immediately exercisable and payable and have all restrictions lifted. For purposes of an award subject to Section 409A of the Code, good reason shall exist only if (i) the participant notifies the Company of the event establishing good reason within 90 days of its initial existence, (ii) the Company is provided 30 days to cure such event and (iii) the participant separates from service with the Company (or its successor) within 180 days of the initial occurrence of the event.

In the event of a change in control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be, or the Acquiror (in accordance with Section 409A of the Code, to the extent applicable), may, without the consent of any participant, either assume or continue the Company’s rights and obligations under each or any award or portion thereof outstanding immediately prior to the change in control or substitute for each or any such outstanding award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, provided, that in the event of such an assumption, the Acquiror must grant the rights set forth above to the participant in respect of such assumed awards.

The Committee may (in accordance with Section 409A of the Code, to the extent applicable), in its discretion and without the consent of any participant, determine that, upon the occurrence of a change in control, each or any award or a portion thereof outstanding immediately prior to the change in control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) subject to such canceled award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the change in control, or (iii) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the change in control, reduced by the exercise or purchase price per share, if any, under such award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an award is greater than the per share consideration in connection with the change in control).

In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to participants in respect of the vested portions of their canceled awards as soon as practicable following the date of the change in control and in respect of the unvested portions of their canceled awards in accordance with the vesting schedules applicable to such awards.

Term and Amendment of 2011 Incentive Plan

The Board may amend, alter, suspend, discontinue or terminate the 2011 Incentive Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply. The Committee shall not have the power to (i) amend the terms of previously granted options or SARs to reduce the exercise price of such options or SARs, or (ii) cancel such options or SARs and grant substitute options or SARs with a lower option price than the cancelled options or SARs.

The 2011 Incentive Plan will terminate on the tenth anniversary of its adoption, after which no new awards may be granted under the 2011 Incentive Plan.

Certain Federal Income Tax Consequences

The following is a brief summary of certain federal income tax laws in effect on the date hereof with applicability to the 2011 Incentive Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on his or her particular circumstances and other factors. The 2011 Incentive Plan participants are encouraged to consult their own tax advisors with respect to any state tax consequences or particular federal tax implications of awards granted under the 2011 Incentive Plan.

Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a SAR, a restricted share, or a restricted share unit award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise. Similarly, the exercise of an SAR will result in ordinary income on the value of the SAR to the individual at the time of exercise.

If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of common stock. A participant’s tax basis generally will be the sum of the exercise price of the option or SAR plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR.

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

With respect to the grant of restricted shares, the participant will recognize ordinary income on the fair market value of the common stock at the time restricted shares vest (less any amount paid for the shares) unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. With respect to a grant of restricted share units, the participant will recognize ordinary income on the amount of cash (for units payable in cash) or the fair market value of the common stock (for units settled in stock) at the time such payments are made available to the participant under the terms of the restricted share unit award. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the vesting of a SAR, restricted share award, or restricted share unit award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the SAR is exercised, the restricted share becomes vested (or is granted, if an election under Section 83(b) is made), or the restricted share units become vested (unless delivery of the shares has been validly deferred). The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a restricted share award.

Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant. Participants receiving performance awards settled in shares of the Company’s common stock will recognize ordinary income equal to the fair market value of the shares of the Company’s common stock received as the performance goals are met and such shares vest, less any amount paid by the participant for the performance shares, unless the participant makes an election under Section 83(b) of the Code to be taxed at the time of the grant. A Section 83(b) election may not be available with respect to certain forms of performance awards. The participant is also subject to capital gain or loss treatment on the subsequent sale of any of the Company’s common stock awarded to a participant as performance shares. Unless a participant makes a Section 83(b) election, his or her basis in the stock is its fair market value at the time the performance goals are met and the performance shares become vested.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1.0 million in any tax year to its chief executive officer and certain other most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1.0 million deduction limit and therefore remains fully deductible by the company that pays it. The Company generally intends that, except as otherwise determined by the Committee (i) performance awards and (ii) options granted (a) with an exercise price at least equal to 100% of the fair market value of the underlying shares of common stock at the date of grant (b) to employees the Committee expects to be named executive officers at the time a deduction arises in connection with such awards, qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations. The Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Code, however, if such limitation is not in the best interests of the Company and its stockholders.

Substitute payments for dividends made to participants with respect to restricted shares or certain performance awards payable in the Company’s stock will be taxed as ordinary income to the participant until the shares vest.

The 2011 Incentive Plan is not intended to be qualified under Section 401(a) of the Code.

Equity Compensation Plan Information

The following table provides certain information with respect to equity awards under our equity compensation plans as of December 30, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column
Plans approved stockholders	209,071	$20.33	648,595
Plans not approved by stockholders	—	—	—
Total	209,071	$20.33	648,595